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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 23, 2012

Dear Hospira Shareholder:

        You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Hospira, Inc. at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia, on Wednesday, May 9, 2012, at 9 a.m., Eastern Time.

        This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

        The principal business to be conducted at the meeting will be i) the election of four directors, ii) the approval of two amendments to our restated certificate of incorporation, iii) a shareholder advisory resolution to approve executive compensation, and iv) the ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors.

        It is important that your shares be represented, whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by mail or by using a toll-free telephone number. Instructions for accessing the proxy materials appear on the Notice of Internet Availability of Proxy Materials mailed to you on or around March 23, 2012. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares. It is especially important that you communicate your voting instructions to your broker or other intermediary since the New York Stock Exchange does not allow them to cast votes with respect to the election of directors, the advisory vote on executive compensation, the amendments to our restated certificate of incorporation or other non-routine matters, unless they have received instructions from the beneficial owner of shares.

        We look forward to your participation in the 2012 annual meeting.

Sincerely,

John C. Staley	F. Michael Ball
Chair	Chief Executive Officer
Hospira, Inc. 275 North Field Drive Lake Forest, IL 60045 www.hospira.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2012

        The 2012 Annual Meeting of Shareholders of Hospira, Inc. will be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia on Wednesday, May 9, 2012, at 9 a.m., Eastern Time. The purposes of the meeting are to:

  •
  elect three directors for three-year terms until the annual meeting in 2015, and one director for a one-year term until the annual meeting in 2013 (Item 1 on the proxy card);

  •
  approve two amendments to our restated certificate of incorporation (Items 2 - 3 on the proxy card);

  •
  approve, by means of a shareholder advisory vote, the executive compensation as disclosed in this proxy statement ("say on pay vote") (Item 4 on the proxy card);

  •
  ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2012 (Item 5 on the proxy card); and

  •
  transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The board of directors recommends that you vote FOR Items 1, 2, 3, 4, and 5.

        A proxy statement with respect to the annual meeting accompanies and forms a part of this notice. We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our shareholders with the required information more quickly and efficiently, lower our printing and mailing costs and reduce the environmental impact of our Annual Meeting.

        Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 23, 2012, which provides shareholders with instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials may receive these materials by e-mail or in paper form.

        The board of directors has set the close of business on March 12, 2012, as the record date for the meeting. This means that owners of common stock as of that date are entitled to vote at the meeting and any adjournments or postponements of the meeting.

        Your vote is important. We encourage you to read the proxy statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet or by telephone or mail. If you do attend the meeting, you may vote in person.

By order of the board of directors.

Royce Bedward
 Secretary
March 23, 2012

Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

HOSPIRA, INC.

PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2012
GENERAL INFORMATION

Why has this proxy statement been made available?

        Our board of directors is soliciting proxies for use at our annual meeting of shareholders to be held on May 9, 2012, and any adjournments or postponements of the meeting. The meeting will be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia and will begin at 9 a.m., Eastern Time. In order to solicit your proxy, we have made these materials available to you on the Internet, by e-mail, or by mail. We made these materials available to shareholders on or around March 23, 2012.

What will be voted on at the annual meeting?

        Shareholders will vote on the following matters:

  •
  election of three directors for a three-year term, and one director for a one-year term;

  •
  approval of two amendments to our restated certificate of incorporation;

  •
  approval, by means of a shareholder advisory vote, of executive compensation as disclosed in this proxy statement; and

  •
  ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2012.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials will receive these materials by e-mail or in paper form. We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs, and thereby, reduce the environmental impact of our annual shareholders' meeting.

Who may vote at the meeting?

        The board of directors has set a record date of March 12, 2012 (the "record date"), meaning that shareholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

        You have one vote for each share of common stock you hold.

What constitutes a quorum?

        The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On March 12, 2012, there were 164,976,863 shares of common stock issued and outstanding.

        Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

        Election of Directors.    Directors receiving a majority of the votes cast (the number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director.

        Approval of Two Amendments to our Restated Certificate of Incorporation.    The affirmative vote of a majority of the outstanding shares is required for the approval of these amendments.

        Approval of the Say on Pay Vote.    The affirmative vote of a majority of the votes cast is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the company. The opinions expressed by shareholders on this matter will be taken into consideration when making future executive compensation decisions.

        Ratification of Auditors.    The affirmative vote of a majority of the votes cast is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the company, but the opinions expressed by shareholders on this matter will be taken into consideration.

        Abstentions and broker non-votes (discussed below) will not be counted either for or against these matters and, assuming the presence of a quorum, abstentions and broker non-votes will have no effect.

What happens if a director nominee does not receive a majority of the votes cast in an uncontested election?

        In 2012, all nominees for the election of directors are currently serving on the board. A nominee who is serving as a director, but who is not elected at the annual meeting, would, under Delaware law, continue to serve on the board as a "holdover director." However, under our bylaws, any director that fails to be elected must tender his or her resignation to the board promptly following certification of the shareholder vote. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the shareholder vote.

How do I vote by proxy?

        If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number, voting in person by attending the annual meeting, or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To vote over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 8, 2012. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

        The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted for the election of the directors, approval of each of the amendments to our restated certificate of incorporation, approval of the advisory vote on executive compensation and the ratification of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as our auditors. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from shareholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

        If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers offer voting by mail, by telephone and on the Internet.

What is a broker non-vote and how does it affect the voting requirements?

        If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority ("non-routine" matters), which is called a "broker non-vote," your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority ("routine" matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on the ratification of the independent public accountants, but may not exercise voting authority on any other items up for vote at this annual meeting. Brokers do not have the ability to cast votes for the election of directors, or for the amendments to our restated certificate of incorporation to phase out the classification of the board over a three-year period and to permit our shareholders to call special meetings, or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of the shares.

How do I vote if I hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan?

        If you hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, you will receive materials that will contain instructions to the respective trustee of each plan's trust as to how to vote your shares. You may vote your shares by completing a proxy card, or you may vote by telephone or Internet by following the instructions provided with the materials. If you do not vote shares you hold in the Hospira 401(k) Retirement Savings Plan, Fiduciary Counselors Inc. will vote your shares in its discretion. Fiduciary Counselors may use its own discretion with respect to those shares under the Hospira 401(k) Retirement Savings Plan for which voting instructions are not received on a timely basis. Fiduciary Counselors is the independent fiduciary of the plan for purposes of monitoring the suitability of acquiring and holding Hospira shares. If you do not vote shares you hold in the Hospira Puerto Rico Retirement Savings Plan, the trustee of that plan's trust, Banco Popular de Puerto Rico, will vote your shares in the same proportion as shares voted by the other participants.

How do I vote in person?

        If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting.

Can I revoke a proxy?

        Yes. You can revoke your proxy by:

  •
  giving written notice to our corporate secretary;

  •
  delivering a later-dated proxy or resubmitting your vote by telephone or over the Internet; or

  •
  voting in person at the meeting.

If I submit a proxy, will my vote be kept confidential?

        Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

  •
  where disclosure may be required by law or regulation;

  •
  where disclosure may be necessary in order for us to assert or defend claims;

  •
  where a shareholder expressly requests disclosure;

  •
  to allow the inspectors of election to certify the results of a vote; or

  •
  in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

        We have engaged Broadridge Investor Communication Solutions ("Broadridge") to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

        We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation. We also have retained the services of Georgeson Inc. to aid in the solicitation of proxies at a cost of $13,500, plus reimbursement for reasonable out-of-pocket expenses.

How can I attend the meeting?

        Attendance at the annual meeting is limited to shareholders as of the record date or their proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included on the proxy card. Shareholders will be admitted to the meeting location beginning at 8:30 a.m., Eastern Time.

What is "householding" and how does it work?

        We have adopted "householding," a procedure approved by the SEC under which multiple shareholders of Hospira stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another shareholder of Hospira stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Hospira Investor Relations, 275 North Field Drive, Department 051M, Building H1, Lake Forest, Illinois 60045, 224-212-2711. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2011 Annual Report on Form 10-K are also available at www.hospira.com/2012ProxyMaterials. If you participate in householding and you wish to receive a separate Notice or annual report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Hospira Investor Relations or Broadridge at the contact information listed above, to request information about householding.

 OWNERSHIP OF OUR STOCK

        Based on information contained in Schedules 13G filed by Capital World Investors, a division of Capital Research and Management Company, BlackRock, Inc., Harris Associates L.P., and The VanGuard Group, Inc. with the Securities and Exchange Commission, as of December 30, 2011, they owned the following Hospira shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital World Investors, a division of Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071	19,061,440	(1)	11.6%
Common Stock	BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022	9,367,676	(2)	5.69%
Common Stock	Harris Associates L.P. and Harris Associates Inc., Two North LaSalle Street, Suite 500, Chicago, Illinois, 60602-3790	9,342,112	(3)	5.7%
Common Stock	The VanGuard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355	8,614,132	(4)	5.23%

(1)
Based on the Schedule 13G/A filed on February 10, 2012, that reported sole voting power for 19,061,440 shares, and sole dispositive power for 19,061,440 shares.

(2)
Based on the Schedule 13G filed on February 9, 2012, that reported sole voting power for 9,367,676 shares, and sole dispositive power for 9,367,676 shares.

(3)
Based on the Schedule 13G/A filed on February 16, 2012, that reported sole voting power for 9,342,112 shares, and sole dispositive power for 9,342,112 shares.

(4)
Based on the Schedule 13G/A filed on February 8, 2012, that reported sole voting power for 230,759 shares, sole dispositive power for 8,383,373 shares, and shared dispositive power for 230,759 shares.

        The following additional table sets forth information regarding ownership of our common stock as of March 5, 2012, by our directors, our chief executive officer, chief financial officer and the three other most highly paid executive officers ("the named officers"), and by all directors and executive officers as a group. Each person named below individually owns less than 1% of our outstanding common stock. Our current directors and executive officers as a group, collectively, own less than 2% of our outstanding common stock.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any share of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Deferred share units held by directors may not be voted or disposed of by the director until the shares are distributed to the director upon or after termination of the director's service on the board. Therefore, deferred share units are not considered to be beneficially owned and are not considered for purposes of determining the percentage of common stock owned by any person. The number of stock options exercisable within 60 days of the date of the table and the number of deferred share units owned by each person are stated separately and not included in the "Number of Shares" column.

Name	Number of Shares	Stock Options Exercisable within 60 Days	Deferred Share Units
Non-Employee Directors(1)
Irving W. Bailey, II, Director(2)	15,000	—	23,315.61
Barbara L. Bowles, Director	0	—	12,920.83
Connie R. Curran, Director	9,144	—	23,947.79
William G. Dempsey, Director	211	—	2,702.7
Roger W. Hale, Director	15,530	—	3,867.53
Jacque J. Sokolov, M.D., Director(3)	19,169	—	9,145.35
John C. Staley, Chair	0	—	23,315.61
Heino von Prondzynski, Director	7,347	—	0
Mark F. Wheeler, M.D., Director	0	—	19,026.61
Named Officers(4)
F. Michael Ball, Chief Executive Officer (since March 28, 2011)	109,308	50,820	—
Christopher B. Begley, Retired Chairman of the Board of Directors (as of January 3, 2012) and Retired Chief Executive Officer (as of March 28, 2011)	305,426	1,121,596	—
James Hardy, Senior Vice President, Operations	4,600	16,641	—
Sumant Ramachandra, Senior Vice President, Research and Development, Medical and Regulatory Affairs and Chief Scientific Officer	20,895	168,708	—
Brian J. Smith, Senior Vice President, General Counsel and Secretary	42,466	255,429	—
Thomas E. Werner, Senior Vice President, Finance, and Chief Financial Officer	22,060	188,951	—
All directors and executive officers as a group (20 persons)(5)	609,562	1,944,370	118,242.03

(1)
Except for Mr. Dempsey, the number of shares or deferred share units, as the case may be, held by the non-employee directors includes 2,647 shares or 2,647.37 units that have not vested and are subject to forfeiture under certain conditions. Mr. Dempsey held 2,702.7 deferred share units that were not vested and subject to forfeiture under certain conditions.

(2)
The shares held by Mr. Bailey are held indirectly through IWB Investments, L.P.

(3)
The shares held by Mr. Sokolov include the following shares held indirectly: 3,000 shares held indirectly through a profit sharing plan and 2,000 shares held indirectly through his daughters' trusts.

(4)
The table includes shares held in the officers' accounts in the Hospira 401(k) Retirement Savings Plan as follows: F. M. Ball, 0; C. Begley, 0; J. Hardy, 0; S. Ramachandra, 271; B. Smith, 9,708; and T. Werner, 0; and all executive officers as a group, 9,979. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account. The table also includes 27,689 Hospira shares held by Mr. Begley in a Roth IRA account. The table does not include 1,140 (for Mr. Hardy), 664 (for Mr. Werner), and 865 (for Dr. Ramachandra) Hospira phantom shares in Hospira's Non-Qualified Savings and Investment Plan.

(5)
Includes 5,294 shares and 18,586.92 deferred share units, as the case may be, held by non-employee directors that are not vested and subject to forfeiture under certain conditions.

 PROPOSAL 1
ELECTION OF DIRECTORS

        The board is divided into three classes, with one class of directors being elected for a three-year term at each annual meeting. There are three Class I seats, three Class II seats and four Class III seats. Each director generally holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death. The Class II directors and one Class III director are being elected at the 2012 annual meeting.

        On August 17, 2011, as permitted under our bylaws, the board decided to appoint William G. Dempsey to Hospira's board as a Class III director with a term to expire at the 2012 annual meeting. Upon the recommendation of its governance and public policy committee, the board of directors has nominated Barbara L. Bowles, Roger W. Hale, and John C. Staley, to be elected as Class II directors to hold office until the 2015 annual meeting, and William G. Dempsey to be elected as a Class III director to hold office until the 2013 annual meeting. No nominations for directors were received from shareholders and no other candidates are eligible for election.

        If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

        The board of directors recommends that the shareholders vote FOR the election of Barbara L. Bowles, Roger W. Hale, and John C. Staley to the board of directors as Class II directors, and William G. Dempsey to the board of directors as a Class III director.

 OUR BOARD OF DIRECTORS

Nominees for Election as Class II Directors at the 2012 Annual Meeting

        Barbara L. Bowles, age 64, has served as our director since her election to our board in May 2008. She recently founded and serves as president of the Landers Bowles Family Foundation, which is dedicated to providing charitable gifts primarily to educational entities in order to support disadvantaged high school and college students. She served as the Vice Chair of Profit Investment Management, an equity investment advisory firm, from January 2006 until retiring on December 31, 2007. She was the founder and served as Chairman (2000 to 2006) and Chief Executive Officer (1989 to 2005) of the Kenwood Group, Inc., an equity investment firm until The Kenwood Group was acquired by Profit Investment Management. From 1984 to 1989, Ms. Bowles was Corporate Vice President and Director, Investor Relations, for Kraft, Inc., a diversified packaged food and beverage company. Ms. Bowles also serves as a director of Wisconsin Energy Corporation, Children's Memorial Hospital, the Chicago Urban League, the Museum of Science and Industry, Chicago and Hyde Park Bank. She is a trustee of Fisk University and also serves on the University of Chicago Booth School of Business Advisory Council. Within the past five years, Ms. Bowles also has served as a director of Black & Decker Corporation (from 1993 to 2010), Dollar General Corporation (from 2000 to 2007) and Georgia Pacific Corporation (from 2000 to 2005).

        Reasons for Nomination:    Ms. Bowles has several years of management and investment advisory experience as the founder, chairman and CEO of a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments. She has also served as the chief investor relations officer at two large public companies. She has extensive experience serving on the boards of other public companies, including as a presiding director. Ms. Bowles' unique and diverse experiences make her well qualified to serve on the board and its committees.

        Roger W. Hale, age 68, has served as our director since his election to our board in October 2006. He has served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy Corporation, he was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale is also a director of Ashland, Inc. Within the past five years, Mr. Hale also has served as a director of H&R Block, Inc. (from 1991 to 2008).

        Reasons for Nomination:    Mr. Hale has several years of leadership experience and significant experience leading international operations, as the chairman and chief executive officer at a diversified energy services company and as a senior-level executive at two communications services companies. He also has experience with serving on the board of three large multinational companies, including as a presiding director. He also has substantial experience serving on audit, compensation, finance and governance committees. This strong track record of management and leadership experiences provides a valuable source of insight for the board and its committees.

        John C. Staley, age 70, has served as our director since our spin-off from Abbott in 2004, and as the chair of our board of directors since January 2012. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. In addition, Mr. Staley serves as a director of Mattersight Corporation. Mr. Staley is also a member of, and the former Chairman of, the Board of Trustees of DePaul University. Within the past five years, Mr. Staley has also served as a director of Centerpoint Corporation (from 2002 to 2006) and Nicor Inc. (from 2008 to 2011).

        Reasons for Nomination:    Mr. Staley worked for Ernst & Young for more than 35 years, including as a tax practice coordinator in the company's European headquarters, and for 16 years, as an Area

Managing Partner with overall responsibility for the audit, tax and consulting practices. Based on that experience, Mr. Staley is an expert in the areas of accounting and auditing, and he provides the board with a valuable source of accounting insight. His experience serving on other boards and committees also makes him well qualified to serve on the board and its committees.

Nominee for Election as a Class III Director with a Term Expiring in 2013

        William G. Dempsey, age 60, has served as our director since August 2011 and is nominated to be elected as a Class III director for a term expiring at the 2013 annual meeting. Mr. Dempsey provided 25 years of service to Abbott Laboratories ("Abbott") (a global broad-based healthcare company), and in his last position at Abbott, from 2006 until his retirement in 2007, served as Executive Vice President, Global Pharmaceuticals. From 2003 to 2006, Mr. Dempsey served at Abbott as its Senior Vice President, Pharmaceutical Operations. From 1982 to 2003, Mr. Dempsey held several other senior management positions at Abbott. Mr. Dempsey currently serves on the board of Landauer Inc. and Nordion Inc.

        Reasons for Nomination:    Mr. Dempsey has 25 years of senior management experience at a large publicly traded healthcare company, including substantial experience overseeing the company's international operations, and its pharmaceutical, hospital and nutritional businesses. His substantial experience in healthcare, particularly in the international, pharmaceutical, and hospital areas, makes him well qualified to serve on the board and its committees.

Continuing Directors

Class III Directors Whose Terms Expire in 2013

        Connie R. Curran, RN, Ed.D., age 64, has served as our director since our spin-off from Abbott in 2004. Dr. Curran has served as the president of Curran Associates, a healthcare consulting firm, since July 2006. She previously served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization, from 2003 to July 2006. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November 2000, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, until February 2002. Dr. Curran has previously served as Vice President of the American Hospital Association and Dean of the College of Nursing at the Medical College of Wisconsin. Dr. Curran also serves as a director of DeVry, Inc. Within the past 5 years, Dr. Curran also has served as a director of CardioDynamics International Corp. (from 2000 to 2006), IDX Systems Corporation (from 2002 to 2006), and Volcano Corporation (from 2007 to 2011).

        Reasons for Continued Service:    As the president or chief executive officer of healthcare consulting firms for several years, Dr. Curran has extensive leadership experience in the medical industry. She has had significant experience as an educator as the Dean of the College of Nursing at the Medical College of Wisconsin. In addition, she received a masters degree in medical surgical nursing from DePaul University. Dr. Curran also has significant experience serving on the boards and committees of other public companies. Dr. Curran's extensive medical background and experience, along with her healthcare consulting and success in executive leadership positions, make her well qualified to serve on Hospira's board, as well as several of its committees.

        Heino von Prondzynski, age 62, has served as our director since March 2009. Mr. v. Prondzynski served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss-based healthcare company that develops diagnostic and therapeutic products, from early 2000 to 2005, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. v. Prondzynski held several executive positions at Chiron Corporation, a multinational biotechnology firm that develops biopharmaceuticals, vaccines, and blood testing products, and from 1976 to 1996 at Bayer AG, a German-based maker of healthcare products, specialty materials, and agricultural products. Mr. v. Prondzynski also serves on the board of Qiagen NV and Koninklijke Philips Electronics NV. Within the past five years, Mr. v. Prondzynski also has served as a director of Epigenomics AG (from 2007 to 2010) and Nobel Biocare Holding AG, Switzerland (from 2010 to 2011).

        Reasons for Continued Service:    Mr. v. Prondzynski has substantial international leadership experience at several multinational healthcare companies with over 30 years of leadership and management experience in the healthcare field. Since those companies were headquartered abroad, his international experience is substantial. In addition, he has significant experience serving on the boards and committees at multinational companies. This substantial history of leadership positions at major international healthcare companies allows him to provide a global business perspective to his service on Hospira's board and its committees.

        Mark F. Wheeler, M.D., M.P.H., age 62, has served as our director since his election to our board at the 2006 annual meeting. Since September 2010, Dr. Wheeler has served as the System Vice President, CIO and CMIO for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest. From January 2007 to September 2010, he served as the Director of Clinical Informatics for PeaceHealth. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation, a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX's board of directors from 1999 through 2005.

        Reasons for Continued Service:    For over 25 years, Dr. Wheeler has been working in the medical research and development field, with a strong emphasis on software development related to medical products. Dr. Wheeler received an M.D. from Yale University and is a former practicing physician. Dr. Wheeler's substantial medical industry experience, particularly related to research and development, along with his medical background, make him well qualified to serve on Hospira's board and its committees.

Class I Directors Whose Terms Expire in 2014

        Irving W. Bailey, II, age 70, has served as our director since our spin-off from Abbott in 2004 and served as the lead director from 2007 to 2011. Mr. Bailey served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005, and has served as a Senior Advisor to Chrysalis Ventures since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, also a private equity management firm, from January 1998 to June 2001, and as Chief Executive Officer of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as Vice Chairman of Aegon, N.V. and as a director of Computer Sciences Corporation.

        Reasons for Continued Service:    Mr. Bailey has extensive management experience in the financial services sector as the former chairman and chief executive officer of a major financial services company, and several years of experience in private equity management. Mr. Bailey also has extensive experience serving on the boards of multinational organizations, most notably, as a member of the board at an internationally based company and as a lead director. Mr. Bailey's strong management and lead director experience provides a valuable source of insight for the board and its committees.

        F. Michael Ball, age 56, joined Hospira as its Chief Executive Officer and as a director, on March 28, 2011. Mr. Ball joined Hospira after a 16-year career at Allergan, Inc., a multi-specialty healthcare company, where he held several senior leadership positions. More recently, from February 2006 until joining Hospira, Mr. Ball served as President of Allergan. From October 2003 to February 2006, Mr. Ball served as Executive Vice President and President, Pharmaceuticals of Allergan. Since 2000, Mr. Ball has served on the board of directors of STEC, Inc., a publicly traded manufacturer and marketer of computer memory and hard drive storage solutions.

        Reasons for Continued Service:    Mr. Ball brings more than 25 years of healthcare experience to Hospira, more recently serving in several senior management positions for 16 years at a publicly-traded, multi-specialty healthcare company. As the CEO, Mr. Ball has the primary responsibility for managing the company day to day and its business activities and operations. For these reasons, Mr. Ball is well qualified to serve on Hospira's board.

        Jacque J. Sokolov, M.D., age 57, has served as our director since our spin-off from Abbott in 2004. Dr. Sokolov has served since 1997 as the Chairman and Managing Partner of SSB Solutions, Inc., a national healthcare management consulting, project development and investment firm. From 1987 to 1992, Dr. Sokolov served as the Vice President of Healthcare for Southern California Edison. In 1992, Dr. Sokolov became CEO of Advanced Health Plans Inc., which was acquired in 1994 by Coastal Physicians Group Inc. From 1994 to 1997, Dr. Sokolov served as Chairman of the Board, Chairman of the Executive Committee, and Chairman of the Management Action Committee of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc. Dr. Sokolov serves on the board of directors of MedCath. He also serves as a director for the National Health Foundation, Phoenix Children's Hospital, and the White House Health Project.

        Reasons for Continued Service:    Dr. Sokolov has strong management experience in the healthcare field as a senior corporate officer and the chairman and chief executive officer of a national healthcare management, development and investment firm. Over the years, he was worked extensively with physicians, physician organizations, hospitals/health systems, health plans and pharmaceutical and medical device companies. He also has over 17 years of board experience at three public companies, including service as a chairman of the board, chairman of several committees, and as a member of the audit, governance, public policy and compensation committees. This experience and his understanding of the clinical/business models of healthcare make him well qualified to serve on the board and its committees.

 CORPORATE GOVERNANCE

Board Leadership Structure

        Our board of directors is committed to adopting governance policies and practices that promote the most effective and ethical management of the company. In that regard, the board believes that it is important to retain maximum flexibility to determine the company's optimal leadership structure and to choose the best qualified person to serve in the offices of chief executive officer and chairman of the board. In 2011, the independent directors considered its leadership structure in connection with the announced retirement in January 2012 of our former chief executive officer and executive chair, Mr. Begley. At that time, the board determined that the designation of an independent, non-executive chair is the optimal leadership structure for the company because it provides the board with independent leadership and allows Mr. Ball, the company's chief executive officer since March 2011, to concentrate on the company's business operations. The independent directors elected Mr. Staley as the non-executive chair. As the non-executive chair, Mr. Staley is responsible for the following:

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  presiding at all meetings of the shareholders and board;

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  ensuring the board is fulfilling its roles and responsibilities as set forth in the company's corporate governance guidelines;

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  communicating with the independent directors between meetings, as appropriate;

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  presiding at all meetings of the independent directors, and taking the lead role in communicating any feedback to the chief executive officer;

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  assisting with the recruitment of board candidates, and with establishing committee memberships and committee chairs;

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  working with committee chairs, as necessary, to ensure committee work is conducted at the committee level and appropriately reported to the board;

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  recommending consultants and outside advisors to the board, as necessary or appropriate;

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  serving as a mentor to the chief executive officer and collaborating with the chief executive officer on setting board meeting schedules and agendas; and

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  assisting with the oversight of the annual performance evaluation of the board and the chief executive officer.

        In addition, the chair may call meetings of the board or the independent directors and may attend meetings of committees on which the chair is not a member. The chair will serve a two-year term, with the possibility of being elected for one additional term of two years. A full description of the chair's roles and responsibilities are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Board's Role in Risk Oversight

        As stated in our corporate governance guidelines, our board is committed to overseeing the conduct of our company's business so that it is managed by its officers, managers and employees in the long term interests of shareholders. As part of that responsibility, our board regularly discusses the processes that are in place to safeguard our company's assets and mitigate the company's risk. The board's role in risk oversight is consistent with the company's leadership structure, with the chief executive officer and other members of senior management having responsibility for assessing and managing the company's risk exposure, and the board and its committees providing oversight in connection with these efforts. For example, our board reviews the company's enterprise risk management process, the major risks identified through that process, and management's related mitigation strategies. Throughout the year, our board and its committees receive updates, as necessary, on the identified risks and mitigation plans. In addition, each year, the board reviews the company's strategic direction and objectives, and reviews key operational issues or risks related to the long-term strategic plan. The board holds extensive meetings with senior management to discuss the company's long-term operating plans, including the issues and opportunities facing our company in light of industry developments. Throughout the year, the board continues to engage in dialogue with management related to the progress of these plans, including any significant operational issues or risks encountered by the company in executing the plans. Each of our board committees (audit, compensation, governance and public policy, and science, technology and quality) regularly meet and review the major risks and mitigation activities relating to their respective areas of responsibility and oversight.

Meetings

        Our board of directors held eight meetings during 2011. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of the board of directors on which such director served. We have no formal policy on director attendance at our annual meetings but we encourage all of our directors to attend annual meetings. All of our directors serving at the time attended the 2011 annual meeting.

        Our independent directors generally meet in an executive session without management present at every regularly scheduled board meeting. As lead directors during 2011, Mr. Bailey or Mr. Staley presided at these executive sessions.

Independence

        The board annually determines the independence of directors. No director may qualify as independent unless the board of directors affirms that the director has no material relationship with us. As required by our corporate governance guidelines, the board will consider all relevant facts and circumstances in connection with that determination, including the following:

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  a director who is, or has been within the last three years, our employee, or whose immediate family member is, or has been within the last three years, our executive officer is not independent;

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  a director who receives, or whose immediate family member receives, more than $120,000 from us in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as a non-executive employee, during any 12-month period in the last three years is not independent;

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  a director who, or whose immediate family member, is a current partner of a firm that is our internal or external auditor is not independent;

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  a director who is a current employee of a firm that is our internal or external auditor is not independent;

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  a director with an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally worked on our (or a subsidiary's) audit is not independent;

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  a director who, or whose immediate family member, was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that time is not independent;

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  a director who is employed, or whose immediate family member is employed, or has been employed in the last three years, as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee is not independent;

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  a director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent; and

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  a director who is an executive officer of a charitable organization that receives charitable contributions (other than matching contributions) from us that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues is not independent.

        In February 2012, our board determined that Mr. Bailey, Ms. Bowles, Dr. Curran, Mr. Dempsey, Mr. Hale, Dr. Sokolov, Mr. Staley, Mr. v. Prondzynski, and Dr. Wheeler are independent within the meaning of our director independence standards and the listing standards of the New York Stock Exchange. In making these independence determinations, the board was not aware of any disqualifying relationship under the above criteria and, additionally, was not aware of any other relationship between such director and Hospira that would affect his or her independence. Relationships considered by the board not to impair independence are described below.

        We sell products in the ordinary course of business to hospitals affiliated with PeaceHealth, Dr. Wheeler's current employer. We do not believe that the business relationship is material to either party in amount or significance. Sales to PeaceHealth-affiliated hospitals represented less than 1% of Hospira's and PeaceHealth's net revenues. Dr. Wheeler is not an executive officer of PeaceHealth or the affiliated hospitals and is not compensated by us or PeaceHealth directly or indirectly as a result of such business. Accordingly, the board determined that he did not have a material interest in such business relationship and that such business relationship is not a material relationship with Dr. Wheeler.

        Our director independence standards are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Committees of the Board of Directors

        Our board of directors has the following committees:

Audit Committee

        Ms. Bowles (chair), Mr. Bailey, Mr. Dempsey, and Dr. Wheeler serve on the audit committee. Mr. Staley serves as an ex officio member of the committee. During 2011, the audit committee met 12 times. All members of the committee must be independent and must satisfy the audit committee member eligibility requirements of the New York Stock Exchange and the SEC. Our board determined that Ms. Bowles, Mr. Bailey, Mr. Dempsey and Dr. Wheeler are financially literate and eligible to serve on the committee.

        Our board has designated Ms. Bowles and Mr. Bailey as "audit committee financial experts," within the meaning of the rules of the SEC.

        The primary functions of the committee include:

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  meeting periodically with our management, internal auditors and independent registered public accounting firm regarding our internal controls, accounting and financial reporting;

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  appointing and evaluating the independent registered public accounting firm;

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  reviewing and discussing our financial statements and financial press releases with our management and independent registered public accounting firm;

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  reviewing and discussing our major financial risk exposures and the steps management has taken to monitor and control those exposures with our management, internal auditors, and independent registered public accounting firm; and

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  establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters.

        Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee.

        The audit committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility criteria for committee members are included in the charter. A copy of the report of the audit committee is on page 58.

Compensation Committee

        Mr. Hale (chair), Dr. Curran, Dr. Sokolov, and Mr. v. Prondzynski serve on the compensation committee. During 2011, the compensation committee met six times. All members of the compensation committee must be independent and must be "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. Our board determined that Mr. Hale, Dr. Curran, Dr. Sokolov, and Mr. v. Prondzynski are eligible to serve on the committee.

        The primary functions of the committee include:

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  reviewing and determining the executive officers' compensation;

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  reviewing and, as it deems appropriate or as required by regulations, recommending to the board of directors, policies, practices and procedures relating to the compensation of our officers, other managerial employees and non-employee directors and the establishment and administration of our employee benefit plans; and

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  exercising authority under our employee equity incentive plan and management incentive plans. (The committee may delegate the responsibility to administer and make grants under these plans to management except to the extent such delegation would be inconsistent with applicable laws or regulations.)

        For a description of how the compensation committee administers our executive compensation program, please see "2011 Compensation Discussion and Analysis—Other—General Administration" later in this proxy statement. The compensation committee has engaged Towers Watson as its independent compensation consultant. Towers Watson provides counsel and advice on executive and non-employee director compensation matters, including providing information regarding the peer groups against which performance and pay should be examined. For a further description of the services provided by Towers Watson, please see "2011 Compensation Discussion and Analysis—Other—General Administration" later in this proxy statement.

        In 2007, the compensation committee adopted a policy that prohibits Towers Watson from performing any other services to the company other than the duties Towers Watson performs as the committee's independent consultant. This is intended to strengthen the independence of Towers Watson and avoid any future conflicts of interest. However, as certain activities were underway already and the committee felt that terminating such activities mid-term would be detrimental to the company, Towers

Watson was permitted to perform certain grandfathered services, upon the recommendation of management and as approved by the compensation committee. Those other grandfathered services ended as of March 31, 2010. For services rendered to the committee related to executive compensation, in 2011, the committee authorized payment to Towers Watson of approximately $355,567.

        The compensation committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter. A copy of the report of the compensation committee is on page 40.

Governance and Public Policy Committee

        Dr. Curran (chair), Ms. Bowles, Mr. Hale, and Mr. Staley serve on the governance and public policy committee. During 2011, the governance and public policy committee met five times. All members of the governance and public policy committee must be independent. Our board determined that Dr. Curran, Ms. Bowles, Mr. Hale, and Mr. Staley are eligible to serve on the committee.

        The functions of the committee include:

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  developing the general criteria for selecting members of the board of directors and assisting the board in identifying and attracting qualified candidates;

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  recommending to the board of directors the nominees for election as directors, considering the criteria described herein and any potential nominees recommended by our shareholders;

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  recommending to the board of directors persons to be elected as executive officers;

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  reviewing and assessing the adequacy of our corporate governance guidelines;

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  providing general oversight over certain compliance programs, policies and procedures; and

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  providing general oversight over certain company political and charitable activities.

        The process used by the committee to identify a nominee to our board of directors depends on the qualities being sought. Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, and prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to our business and affairs. The committee's criteria for the selection of, and qualifications desirable in, members of the board, are included in an outline for directorship qualifications, which is an exhibit to the company's corporate governance guidelines, which can be found on our Web site, as described below. As stated in that outline, among other attributes, our directors should have strong management experience, experience with multinational operations, or other desirable experience, such as experience with hospital products, hospital administration, medical or pharmaceutical products, medical research and development, finance or international business. It is also the committee's desire for the board to include a range of ages and a diversity of ethnicity, gender, experience, knowledge and geography. The committee defines diversity broadly and evaluates candidates not only on the attributes described above, but also considers whether the candidate enhances the current diversity of the board. The committee uses a skills and qualifications matrix, which includes several diversity characteristics, to ensure that the overall Board membership supports this diversity policy. In addition, as part of the annual self-evaluation process, the board and all of the committees assess whether or not the board and the committees have the appropriate diversity, as well as the appropriate experience, education and skills for the current issues facing the company.

        Director candidates can be referred to the committee from a variety of sources, including by our officers, directors and shareholders. The committee has from time to time enlisted a third-party search firm to assist it in identifying and evaluating qualified candidates. The committee has the sole authority to engage director candidate search firms. In 2011, Mr. Dempsey was added to Hospira's board. He was recommended by a third-party search firm hired by the committee to assist it in identifying qualified candidates.

        If the board determines to seek a new member and a candidate is referred to the committee, the committee will review the candidate's qualifications in light of the attributes being sought by the board. If the committee determines that a candidate's qualifications are potentially suitable for service on the board, the committee will conduct an investigation of the candidate's background. Typically, candidates are interviewed by one or more members of the committee, and our chair before being nominated for election to the board.

        A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chair of the governance and public policy committee or to our secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees. The committee will consider potential nominees recommended by shareholders, but has no obligation to recommend such candidates. The evaluation criteria are the same for each person considered for nomination to the board.

        The governance and public policy committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Science, Technology and Quality Committee

        Dr. Wheeler (chair), Mr. Bailey, Mr. Ball, Ms. Bowles, Dr. Curran, Mr. Dempsey, Mr. Hale, Dr. Sokolov, Mr. Staley, and Mr. v. Prondzynski serve on the science, technology and quality committee. The committee provides general oversight as to the strategic goals, objectives, and the direction of our research and development programs, including our product pipeline. The committee also oversees the company's product quality and safety initiatives. The committee met five times during 2011.

        The science, technology and quality committee is governed by a written charter, which is available on our Web site at www.hospira.com.

Director Share Ownership Guidelines

        Within five years after joining the board, each non-employee director is required to own and retain a minimum number of shares of Hospira common stock whose aggregate value is equal to the lesser of 7,500 shares of Hospira common stock and the number that is five times such director's annual retainer fees (currently $325,000). The director must maintain that minimum throughout his or her service on the board. For purposes of the ownership guidelines, common stock includes restricted stock, restricted stock units and deferred stock units awarded to non-employee directors. All non-employee directors have attained such minimum, except Mr. v. Prondzynski and Mr. Dempsey who were added to the Board in March 2009 and August 2011, respectively. We believe that each is making adequate progress toward achieving this minimum requirement on time.

Communicating with the Board of Directors

        You may communicate with our board of directors by writing a letter to our chair. You may contact our independent directors by writing a letter to the chair of our audit committee (for accounting or disclosure matters), or any of our other independent directors.

        The letter should be addressed to:

  Director Communications
  Hospira Deputy General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

        Our deputy general counsel and secretary will review the communication and forward the communication to the addressee or, in the absence of an addressee, to the director or directors he believes to be most appropriate.

Corporate Governance Materials

        Our corporate governance guidelines, our code of business conduct and ethics, and the charters of our audit committee, compensation committee, governance and public policy committee, and science, technology and quality committee are available in the investor relations section of our Web site at www.hospira.com. We will provide a copy of any of these materials to any shareholder free of charge upon written request to:

  Corporate Governance Material Request
  Hospira Deputy General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

Compensation Risk Assessment

        Our management and compensation committee have evaluated our compensation policies and practices for all of our employees, including our executive and non-executive officers, to determine whether they create risks that are reasonably likely to have a material adverse effect on the company. We believe that our compensation programs do not encourage excessive risk taking and, thus, do not create risks that are reasonably likely to have a material adverse effect on the company for several reasons, including the following:

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  Fixed vs. Variable Pay.  The balance between fixed and variable pay varies by job level. Corporate officers have a larger portion of their compensation in variable vehicles (such as performance-based annual bonuses, performance share units and stock options that vest over a three- or four-year period). These are designed to motivate performance and provide strong shareholder returns over the long-term. Officers, more than other employees, have a greater opportunity to influence long-term performance. Accordingly, at the general employee level, the greatest portion of compensation is fixed. The fixed component of compensation does not encourage risk taking because it is a fixed amount. The variable portion does not encourage excessive risk taking since that portion is based on multiple indicators of performance, thus diversifying the risk associated with any single performance indicator. Overall, the compensation mix for all of our employees is competitive to the market and provides a balanced mix between our fixed components, annual incentive, and equity awards.

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  Short-Term vs. Long-Term Variable Incentive Pay.  Again, the mix of short-term and long-term incentives is driven by the employee's role in the organization. Greater long-term incentives are provided to those roles that most directly impact the long-term strategy of the company, i.e., senior executives and officers. Our short-term incentive pay for all employees is based on the annual goal process, which is administered to motivate the results needed to achieve the approved business plan. In this process, the balance between risk and reward, both to participants and shareholders, is considered. Both top and bottom-line growth are considered as well as the necessity of achieving strategic objectives that contribute to the long-term success of the company and to shareholder value creation. Moreover, within the company, certain checks and balances exist in the conduct of the business, including audit, quality and financial approval processes, that assist in managing business risk. Our long-term incentive pay for our officers and senior executives includes performance share units, which are earned based on a total shareholder return (TSR) measure over a three-year performance period relative to a peer group comprised of the companies making up the S&P 500 Healthcare Index, with the removal of those companies classified as managed care companies. This supports a longer-term orientation. Moreover, since the performance cycles overlap, one year's actions may impact three performance cycles, which further encourages a long-term focus.

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  Retirement Programs.  Our pension plan and supplemental pension plan were frozen as of December 31, 2004. Of the current named officer group, only one currently employed officer has frozen benefits under this legacy program. Our other retirement programs are structured to be competitive with local practice, and provide a reasonable benefit which is comparable to the benefits provided to all other employees. Thus, we do not believe that our active retirement programs promote risky behaviors or strategies.

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  Recoupment Policy.  Our corporate officers are subject to a recovery policy, as described in the section captioned "2011 Compensation Discussion and Analysis—Other—Executive Compensation Recovery Policy."

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  Stock Ownership Guidelines.  In order to further align the interests of management with our shareholders, we have share retention and ownership guidelines for our senior management. These ownership guidelines are available in the investor relations section of our Web site at www.hospira.com.

        Based on our analysis, we believe our compensation policies enhance our company's business interests by encouraging innovation and appropriate levels of risk taking. Additional information about our executive officer compensation practices and policies is included in the section captioned "2011 Compensation Discussion and Analysis."

 DIRECTOR COMPENSATION

        Director compensation is reviewed and approved annually by the board, on the recommendation of the compensation committee. The compensation committee has engaged an independent consultant, Towers Watson, to assist it in the performance of these duties. During 2011, the committee performed its annual review of the company's director compensation program and concluded that the program remained consistent with competitive market practice. The committee aims to provide a compensation program for the directors that is competitive and works to attract and retain high quality directors. Consistent with this desire, the compensation committee, in consultation with the consultant, has determined that it is appropriate to target total director compensation at the market median of the company's peer group. The peer group for the committee's analysis in 2011 included the companies listed in the section captioned "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Market Data Used to Benchmark Pay."

Cash Compensation

        Under the company's director pay program, our non-employee directors receive an annual cash retainer in the amount of $65,000. In addition to this annual retainer, any director who served as the lead director during the year received an additional annual retainer of $50,000. Beginning in 2012, any director who serves as chair of the board will receive an additional annual retainer of $45,000. Each director who serves on a committee created by the board receives an additional annual committee retainer fee of: (1) $5,000 for the science, technology, and quality committee, the governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $10,000 for the compensation committee; and (3) $17,500 for the audit committee. Each director who serves in the role of chair of any committee receives an additional annual retainer fee of: (1) $12,500 for the science, technology, and quality committee, governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $20,000 for the compensation committee; and (3) $25,000 for the audit committee. The differences in pay for the various committees were based upon the perceived differences in workload between the committees as well as the peer group compensation data provided by the consultant.

        The board has also established a global travel allowance fee, which is paid to compensate a director for international travel to attend a board or committee meeting. This travel allowance fee is currently set at $2,000 for each meeting that requires international travel.

Stock Compensation

        In addition to cash compensation, the company's director compensation program also utilizes equity awards to further align the interests of directors with the company's shareholders. On the last day of the calendar quarter in which our annual meeting is held, each non-employee director receives an annual grant of restricted stock, which will generally vest as of the first regularly scheduled annual meeting of shareholders following the date of grant. For each such grant, the number of shares of restricted stock granted to each director is that number of shares equal in value to $150,000 as of the date of grant. Beginning in 2012, any director who serves as chair of the board will receive an additional grant of restricted stock that is the number of shares equal in value to $110,000. In accordance with IRS regulations, each director is given the option of converting the restricted shares into restricted stock units. While serving on the board, directors may dispose of stock received from the vesting of restricted stock grants if they have met the minimum holding requirements under the company's share ownership guidelines for directors. The directors' ownership guidelines are included in the section captioned "Corporate Governance—Director Share Ownership Guidelines."

Deferral Program

        Non-employee directors may elect to defer all or a portion of their fees and restricted stock awards. The cash-based fees will be deferred into a stock unit account. Restricted stock may, based on an election by the director, be deferred and granted as restricted stock units and recorded in the director's stock unit account. The stock unit account will be paid out in the form of company stock, at the director's prior election, in a lump sum on the first business day after the calendar quarter in which the director's service terminates or in up to 10 annual installments from and after that date.

2011 Director Compensation

        The following table shows the amount and form of compensation paid to each of our non-employee directors during 2011. Compensation includes annual retainer fees, committee and committee chair retainer fees, and restricted stock awards.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
Irving W. Bailey, II	$103,563	$150,000	$0	$253,563
Barbara L. Bowles	102,000	150,000	1,000	253,000
Connie R. Curran	102,313	150,000	0	252,313
William G. Dempsey	34,813	100,000	0	134,813
Roger W. Hale	96,250	150,000	0	246,250
Jacque J. Sokolov	83,250	150,000	0	233,250
John C. Staley	114,188	150,000	0	264,188
Heino von Prondzynski	90,000	150,000	0	240,000
Mark F. Wheeler	98,250	150,000	0	248,250

(1)
This column consists of the amounts described above under "Cash Compensation." No director chose to defer their cash fees in 2011.

(2)
This column consists of the amounts described above under "Stock Compensation." The value of Hospira stock awards is the grant date value of the award. The awards are valued based on the closing market price of Hospira common stock on the grant date. The cost resulting from the restricted stock award is recognized over the one-year vesting period based on the fair value of the stock on the date of grant. Mr. Bailey, Ms. Bowles, Mr. Dempsey, Mr. Hale, Dr. Sokolov, Mr. Staley and Dr. Wheeler elected to defer their restricted stock awards into a stock unit account. The number of deferred share units held by each director as of March 5, 2012 is included in the share ownership table under the section captioned "Ownership of Our Stock."

(3)
As of December 31, 2011, each of the directors (except for Mr. Dempsey) held 2,647 restricted shares or 2,647.37 restricted share units that were not vested and subject to forfeiture under certain circumstances. Mr. Dempsey held 2,702.7 restricted share units that were not vested and subject to forfeiture under certain conditions. The non-employee directors had no options outstanding.

(4)
The amount included in the "All Other Compensation" column represents a donation to a charitable organization in the name of that director.

 2011 COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains how our executive compensation program is administered and provides a general discussion of the philosophy underlying our executive compensation program, the elements of our executive compensation program, the compensation paid to our chief executive officer ("CEO"), chief financial officer ("CFO") and the three other most highly paid executive officers (the "named officers" or "NEOs") during 2011, and other relevant matters involving our executive compensation program. During 2011, Hospira had two CEOs—Mr. Begley served as CEO until March 28, and Mr. Ball served as CEO for the remainder of 2011. All references to the CEO are intended to cover both individuals, unless otherwise indicated.

        Please read this compensation discussion and analysis in conjunction with the information contained in the executive compensation tables immediately following this section.

Executive Summary

Our Executive Compensation Objectives

        The goal of our executive compensation program is to align the interests of our shareholders for long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For that reason, pay for performance is the most significant factor in our executive compensation program. Pay for performance compensation (in the form of the targeted annual cash incentive and long-term incentive grants of performance share units and stock options) comprised over 74% of our named officers' total direct compensation (the sum of the full year salary, targeted annual cash incentive and long-term incentives) in 2011. This pay for performance mindset is further reflected by the alignment between Hospira's total shareholder return over the last three years and the value of the named officers' aggregate Hospira shareholdings at each fiscal year end:

Aggregate NEO Stock Value - vs - HSP TSR

*
$100 invested on 12/31/2008 in Hospira stock. Fiscal year ending December 31.

The foregoing table includes all outstanding vested and unvested stock options, restricted shares, and earned performance share units, but does not include shares held outright by the named officers.

Fiscal 2011 Business Overview and Impact on Executive Compensation

        2011 was a challenging year for Hospira, during which the company focused on advancing both its quality-improvement initiatives as well as continuing to drive future growth.

        Among Hospira's notable achievements in 2011 were:

  •
  growth in our sales for our global specialty injectable pharmaceutical products on a constant currency basis of 7.2%, or 9.1% at actual currency rates, as compared to the prior year;

  •
  87 new-to-country injectable drug launches consisting of 13 compounds, including the introduction in the U.S. of the oncolytic injectable drugs docetaxel and topotecan, the solution presentation of the oncolytic injectable drug gemcitabine, and the beta-lactam antibiotic injectable drug, imipenem-cilastatin;

  •
  the continued launch of Hospira's biosimilar filgrastim product, Nivestim, into additional European countries, as well as the launch of the product in Australia, where it is the sole available biosimilar filgrastim product;

  •
  the start of a U.S. Phase III clinical trial for the biosimilar erythropoietin (EPO) in patients with renal dysfunction who have anemia;

  •
  the entry into a 5-year $1 billion revolving credit facility (which is currently undrawn); and

  •
  continued progress related to the construction of a specialty injectable manufacturing and research and development facility in India.

        While these accomplishments were substantial, our financial results and operational performance were negatively affected by quality challenges encountered at Hospira's manufacturing facilities, and in particular, our plant in Rocky Mount, North Carolina. This facility was subject to a warning letter that was issued by the U.S. Food and Drug Administration ("FDA") in 2010. In June and August 2011, the FDA issued further observations after re-inspecting the facility, which resulted in Hospira accelerating its remediation activities. These remediation activities disrupted production at the Rocky Mount facility, resulting in slow downs and the temporary suspension of the release of products in the later part of the year. While we believe the actions we have taken, and continue to take, to address the FDA's observations, and to replicate the improvements across our manufacturing footprint, will serve Hospira well going forward, they had a significant impact on our 2011 financial results and operating performance.

        For 2011, net sales were $4,057 million, adjusted net income was $510 million and free cash flow totaled $144 million, and all were below the threshold performance metrics previously established by the committee. The company did achieve certain components of the Wellness goal. For the foregoing reasons, the named officers received only 10% of their annual cash incentive payout for 2011.

Committee Actions in 2011

        The compensation committee took a number of actions in 2011 to make our executive compensation reflective of the company's performance over the last few years and responsive to shareholder interests:

  •
  Consideration of 2011 Shareholder Advisory Vote.  First and foremost, the compensation committee considered the results of the 2011 shareholder advisory vote on executive compensation. More than 95% of the votes cast supported the company's executive compensation. These voting results strongly communicated our shareholders' endorsement of the committee's decisions and policies to date. The committee values this endorsement, and made relatively few changes to the compensation programs in 2011. The committee will continue to consider the results of the 2011 vote and future advisory shareholder votes when making its executive compensation decisions.

  •
  Salary.  The committee decided that there would be no salary increases in 2011 for the named officers.

  •
  Annual Incentive Target.  The committee made no change to the target incentive award percentage for the named officers under our annual incentive plan in 2011.

  •
  Long-term Incentive Mix.  For the named officers' normal annual grant, the committee decided to retain the mix of long-term incentives, with performance share units representing 60% of the annual long-term award for the CEOs and 50% for the other named officers.

  •
  Vesting Schedule for Stock Options.  Except for the initial grants to Mr. Ball as our new CEO, the committee decided that all stock options granted in 2011 and after would vest over a four-year period, instead of the previous three-year period. All future grants to Mr. Ball will vest over a four-year period. This change further aligns the long-term interests of our shareholders with those of our named officers.

  •
  Change of Control.  In 2010, the committee determined to not automatically renew the change of control agreements with its officers for a three-year term, as had been the historical practice. Accordingly, the change of control agreements with the named officers will expire pursuant to their terms as of December 31, 2012. During 2011, the committee reviewed best practices and made recommendations as to the appropriate terms of any future change of control agreements. The committee intends that future change of control agreements will include provisions consistent with best practices, including, but not limited to: i) no automatic renewal provisions, ii) a double trigger for severance (no modified single triggers will be allowed), and iii) instead of excise tax gross-up provisions, provide that the officer will receive full severance, with the officer personally paying any excise tax, or a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for the executive. While the named officers' agreements will not contain these new provisions until their agreements expire, the committee intends that the change of control agreements entered into in 2012 with new officers will include these new provisions. However, the committee will continue to monitor best practices in this area, and may make additional changes to the change of control program.

2011 Compensation Actions for Our New CEO

        On March 28, 2011, Mr. Ball joined the company as chief executive officer. The compensation committee and board approved the following compensation package for Mr. Ball:

  •
  An annual base salary of $975,000;

  •
  An annual incentive award under the Company's performance incentive plan, which for fiscal year 2011, was a target award of 120% of his full year base salary;

  •
  The following long-term incentive awards:

  •
  A one-time special hiring award of 31,114 stock options with an exercise price of $55.29;

  •
  An annual long-term incentive award of 121,344 stock options with an exercise price of $55.29 and 46,748 performance share units (which are earned based on the achievement of total shareholder return over a three-year performance period relative to the performance of a pre-established peer group, as further described below under "Long-Term Equity Compensation—Performance Share Units"); and

  •
  A restricted stock grant of 109,308 shares to compensate Mr. Ball for the loss of unvested options, unvested restricted shares and retirement benefits from his previous employer; and

  •
  Eligibility for severance benefits under the corporate officer severance plan and for benefits following a change in control, in accordance with the change in control agreement that will expire by its terms as of December 31, 2012.

A complete tabular itemization of Mr. Ball's compensation is included in the "Summary Compensation Table" below. Based on the Hospira pay philosophy and data provided by our external compensation consultant, the committee and the board believed that Mr. Ball's ongoing annual compensation opportunity as detailed above (including his base salary, target annual incentive opportunity, and the normal long-term incentive award), was appropriately positioned among his peers, especially taking into consideration multiple factors, including his new role and level of experience and accomplishments in the industry. In general, however, Mr. Ball's compensation elements, including his base salary, short-term target incentive, and normal long-term incentives, were below median of the peer group and published survey data. Moreover, the committee considered the restricted stock grant to be not part of the normal long-term incentive grant, but as a special, one-time grant to attract Mr. Ball to Hospira and to compensate him for the loss of his unvested options, restricted shares and retirement benefits from his previous employer. The committee will continue to monitor competitive pay levels for the CEO position, and re-evaluate his pay based on that competitive data, Mr. Ball's performance and achievement of goals, and his experience and track record of success.

Compensation Best Practices

        In addition to the compensation decisions the committee made in 2011, the committee continued the following compensation best practices:

  •
  Risk and Clawback.  The committee reviewed the connection between compensation and risk, and the company's compensation programs and policies for features that may encourage excessive risk taking. The committee believes that the executive compensation program does not encourage executives to take unnecessary or excessive risks that could threaten the value of the company. However, as a matter of best practice, the committee continues to have a recoupment or "clawback" policy, as described more fully under "Other—Executive Compensation Recovery Policy."

  •
  Tax Gross-Ups.  The committee did not approve any tax gross-up payment provisions in our severance programs with our named officers, and did not otherwise provide any tax gross-up payments.

  •
  Perquisites.  Consistent with historical practice, the named officers were not provided with cars or car allowances, club memberships, financial planning, tax preparation assistance, or supplemental insurance benefits.

  •
  Share Ownership Requirements.  The committee has established ownership guidelines for the company's officers and directors, and if the officer guideline is not met within the required time frame, the guidelines prohibit officers from selling any shares (except to meet tax withholding obligations or the cost of option exercises) until the required levels are met.

  •
  Incentive Plan Provisions.  The equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval.

  •
  Retirement Programs.  The company's legacy pension plan and supplemental pension plan from its parent company were frozen as of December 31, 2004. Of the named officers who are currently employed, one has frozen benefits under this legacy program.

Discussion of Compensation Program

Principles

        At Hospira, we have designed our pay programs to help reinforce our key strategies and reward the successful execution of those strategies. We view total direct compensation as comprising three elements: base salary, an annual cash incentive award and a long-term equity incentive award. We favor variable pay opportunities based on performance over fixed pay. We intend for our program to reflect competitive market practice and to provide an appropriate mix of short and long-term rewards to motivate and reward the achievement of both short-term goals and our long-term strategies in a way that does not encourage unnecessary or excessive risk-taking. We target total direct compensation at the market median, based on an analysis of the compensation practices of the competitive market, as described below. Based on our market data, the committee believes that our total direct compensation mix, as explained below, is generally consistent with market. Long-term incentives represent the highest percentage of total direct compensation, comprising over 55% of the total mix for the named officers. This is to ensure executives are closely aligned with our shareholders' interests to create long-term value. Base salary represents the lowest percentage of total direct compensation for the named officers, generally in a range of 7% to 26% of total direct compensation. The various elements of compensation are generally designed to provide each executive the opportunity to earn market median total direct compensation when targeted performance is achieved.

        For 2011, the pay mix for our current and former CEO and our other named officers was as follows:

Market Data Used to Benchmark Pay

        With the assistance of our compensation consultant, Towers Watson, the committee benchmarks all elements of our executive compensation. Our executive's pay elements are benchmarked against a peer group of public companies that are selected annually from the health care industry and reflect Hospira's size, technologies, product markets and the talent pool from which we recruit. Based on such criteria, the committee included the following companies in the peer group for the competitive analyses for 2011 compensation:

  Peer Group Market Data

	Financial Data ($000,000)
	Market Capitalization(1)	Revenue(1)
Allergan Inc.	$25,128	$5,254
Becton Dickinson & Company	15,756	7,828
Biogen Idec. Inc.	22,628	4,941
Boston Scientific Corp.	8,747	7,776
CareFusion Corporation	5,374	3,528
Celgene Corporation	27,055	3,561
CR Bard Inc.	7,509	3,562
Forest Laboratories Inc.	8,226	4,633
Gilead Sciences Inc.	29,144	8,184
Hospira Inc.(2)	6,094	4,035
Mylan Inc.	7,246	6,033
St. Jude Medical, Inc.	11,582	5,555
Stryker Corp.	17,990	8,087
Watson Pharmaceuticals Inc.	8,679	3,993

(1)
The market capitalization amount listed for each company is as of September 30, 2011. The revenue amount listed for each company is the trailing 12 month revenue for that company as of September 30, 2011.

(2)
Hospira is included in the list solely for ease of comparison.

        Towers Watson's competitive analyses also include relevant published survey benchmark data from the pharmaceutical/biotech and general industries which the committee uses as secondary sources of information to assess the peer group analysis. The peer group and published surveys together were used to determine market median pay opportunities for salary, annual and long-term incentives, and total direct compensation (the sum of salary, annual cash incentive and long-term incentives).

        When making executive compensation decisions, the committee also reviews executive tally sheets that reflect the total compensation opportunity, realizable compensation, and the aggregate value of all long-term incentive grants.

Hospira Compensation Elements

Base Salary

        Hospira targets its base salaries at the market median, based on an analysis of the competitive peer group. The salaries for the named officers are approved by the committee based on the CEO's recommendation and review of each officer's performance during the previous year. The CEO's base salary is approved by the independent members of the board based on Towers Watson's recommendations and the board's review of the CEO's performance during the previous year.

        We determine and adjust an executive's base salary by assessing sustained performance against individual job responsibilities including, where appropriate, the impact of performance on our business results, current salary in relation to the competitive market for the job, experience and potential for advancement. We administer the same standards for base salary increases for Hospira's executives as for other salaried employees.

        For 2011, the compensation committee approved management's recommendation that there be no 2011 merit increases for the named officers, although based on an analysis of the competitive peer group, the base salaries for our named officers were at or below the market median. In 2011, the annual base salaries for the named officers were: Mr. Ball, $975,000; Mr. Begley, $1,100,000; Mr. Hardy, $430,000; Dr. Ramachandra, $489,500; Mr. Smith, $438,000; and Mr. Werner, $445,000.

Annual Cash Incentive Award

        Executives have an opportunity to earn an annual cash incentive award. When added to the executive base salary (total cash compensation), the committee targets the median of the competitive market. The goal of our annual incentive plan for the named officers is to establish a significant link between the award and our success by rewarding participants when we achieve or exceed established financial goals and business objectives. Target opportunities are set at the market median with an opportunity to achieve at or above 75th percentile annual incentive for excellent performance.

        Our named officers generally participate in the 2004 Hospira, Inc. Performance Incentive Plan, as amended. The committee determines the participants in the Performance Incentive Plan for each year. The named officers were participants in the plan for 2011.

        The plan was approved by our shareholders in 2005, and allows for awards to be tax deductible under the requirements of Section 162(m) of the Internal Revenue Code. The plan provides for a base award equal to 2.0% of our earnings before interest, taxes, depreciation and amortization (EBITDA) for our chief executive officer, 1.5% for a chief operating officer and 1.0% for each other named officer. In determining actual awards under the Performance Incentive Plan, the committee has the discretion to reduce, but not increase, actual awards from the base awards.

        In practice, taking into account the base awards could be higher than intended, the committee uses its discretion to substantially reduce the actual awards from the base awards each year. In exercising this discretion and determining actual awards, at the first meeting during the performance period, the committee establishes goals for that performance period and, at the February meeting after completion of the performance period, measures performance against those goals. The committee has generally established the same corporate goals and goal weightings as those used for determining awards payable to Hospira's non-executive managers under Hospira's management incentive plan. As a result, Hospira's entire management team has the same opportunity to earn above and below target awards. While the committee consults with management in connection with the establishment of these goals, the committee has the sole discretion to set, and measure performance against, these goals.

        Using the structure of our cash incentive program, the committee establishes a target award for each officer determined as a percentage of the officer's base salary, which is earned based on performance against the goals set by the committee. Officers may earn more than the target award (up to a maximum set by the committee of two times the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the committee (payment at the threshold level is one-half of the target award). No award is earned if performance fails to meet the threshold level of performance. For purposes of determining the annual incentive award for all named officers other than Mr. Ball, the amount was based on the base salary that was actually received. Pursuant to the terms of his hire, the 2011 annual incentive for Mr. Ball was based on his full-year base salary.

        The target incentive award percentages for the named officers did not change from 2010 to 2011.

        For purposes of determining the 2011 cash incentive award paid to each named officer, in January 2011, the committee selected the following measures on which to assess the company's performance:

Performance Measure	Description
Adjusted net income*	Our adjusted net income means our net income determined in accordance with generally accepted accounting principles, adjusted for certain specified items that are described below and in our earnings press releases. We believe that this adjusted measure facilitates a more complete analysis and provides greater transparency of Hospira's ongoing results of operations.
Net sales	Our net sales are determined in accordance with generally accepted accounting principles. It means our gross sales less reductions for wholesaler chargebacks, rebates, returns and other allowances.
"Free" cash flow	"Free" cash flow means our operating cash flow on the consolidated statement of cash flows less capital expenditures.
Hospira's corporate wellness	For 2011, our corporate wellness goal focused on the successful achievement of the following:
• improving service levels to deliver quality products on time, with a target goal of achieving global service level performance of 97% (25%);

•

improving quality by executing on quality remediation plans, successfully responding to quality requirements, including achieving successful outcomes for site inspections at Clayton and Rocky Mount, North Carolina, and assuring that exception reports at each plant are at target levels (25%);

• successfully launching several new products, including docetaxel and imipenem, in a timely manner and meeting growth expectations for the company's One2One business (25%); and
• driving continuous improvement initiatives, including continuing progress of construction in India of specialty injectable manufacturing capacity (25%).

*
For a more detailed description of how this measure is calculated, see the table below captioned "Hospira Performance Incentive Plan (PIP) Measures."

        The relative weight assigned to each of these measures was 35%, 25%, 15% and 25%, respectively. The 2011 financial goals were established to focus executive attention and action on financial and business performance that the committee believed would deliver shareholder return and long-term growth. In establishing these goals, the committee consulted with management, reviewed the company's 2011 business plan and set goals that were attainable based upon the execution of the business plan. In placing the greatest weight on adjusted net income and net sales, the committee intended to emphasize annual growth of our base business at a level that the committee believed would establish positive shareholder return, balanced with emphasizing our strategy to invest for long-term growth of our business. The committee placed emphasis on generating cash as a measure of our ability to invest for growth. Finally, the committee wanted to focus on a corporate wellness goal related to improving the company's service levels, successfully executing quality initiatives, launching several new products, and driving continuous improvement activities.

        For each measure, the committee established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. If the company achieved 105% of the target level for adjusted net income and free cash flow, or 103% of the target level for net sales, then payout would be made at the maximum level for the respective goal. Similarly, we believe that if we do not meet our target goals that are established to generate shareholder return and long-term growth, management incentive payments should be reduced accordingly. If the company does not achieve 85% of the target level for adjusted net income and free cash flow, or 97% of the target level for net sales, then no payout is made for the respective goal. The following table lists the performance measures, weightings, and related target goals for 2011, as well as actual results.

Hospira Performance Incentive Plan (PIP) Measures

Performance Measure	Weighting	Target	Actual	Achievement relative to threshold, target, maximum goals	Payout Amount
Adjusted Net Income(1)	35%	$666 million	$510 million	Below threshold	0%
Net Sales	25%	$4,218 million	$4,057 million	Below threshold	0%
"Free" Cash Flow(2)	15%	$286 million	$144 million	Below threshold	0%
Hospira Wellness	25%	100%	40%	Between threshold and target	10%

Aggregate					10%

(1)
For 2011, Adjusted Net Income for Hospira was calculated from the net loss recorded by Hospira in its financial statements (as calculated in accordance with generally accepted accounting principles (GAAP)) of $(9.4) million, adjusted for the following items: $6.3 million for Project Fuel and related charges, $0.7 million for facilities optimization charges, $55.4 million for the amortization of certain intangible assets, $47.4 million for certain quality and product-related charges, $2.5 million for capacity expansion related charges, $5.8 million for other restructuring charges, $26.0 million for the impairment of certain assets, $395.3 million for goodwill impairment, and $(19.7) million for the settlement of an IRS tax audit benefit. The items are shown net of tax of $72.4 million for the year ended December 31, 2011 based on the statutory tax rates in the various tax jurisdictions in which the items occurred. The foregoing adjustments resulted in adjusted net income of $510 million, which is the same adjusted number that was communicated when the company publicly announced its annual results.

(2)
"Free" Cash Flow was calculated by subtracting capital expenditures of $290.5 million from the net cash provided by operating activities of $434.4 million.

        At its February 2012 meeting, the committee measured performance against the goals. The committee noted that the Hospira Wellness goal was achieved at 40% of target due to the successful launch of new products in 2011, and the company's successful execution of certain of its continuous improvement initiatives, including continued progress of the company's initiatives in India. Based on partial achievement of the Hospira Wellness goal, the committee approved the following 2011 incentive awards at 10% of target.

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum (% of Salary)	Annual Incentive Plan Maximum ($)	2011 Annual Incentive Award (% of Salary)	2011 Annual Incentive Award ($)
Mr. Ball	120%	$1,170,000	240%	$2,340,000	12.0%	$117,000
Mr. Begley	125%	1,375,000	250%	2,750,000	12.5%	137,500
Mr. Hardy	70%	301,000	140%	602,000	7.0%	30,027
Dr. Ramachandra	80%	391,600	160%	783,200	8.0%	39,160
Mr. Smith	70%	306,600	140%	613,200	7.0%	30,660
Mr. Werner	80%	356,000	160%	712,000	8.0%	35,600

Long-Term Equity Compensation

        To enhance its ability to pay for performance and to motivate management to achieve long-term goals, the committee splits the long-term incentive award to executive officers into two components: stock options and performance share units. For both of our CEOs during the year, excluding the one-time special hiring grants for Mr. Ball, performance share units represent approximately 60% of the annual long-term incentive award and stock options represent approximately 40% of the award. The mix for the other executives covered under the plan is approximately 50% in performance share units and 50% in stock options. These allocations are intended to provide at least half of all equity in vehicles with pre-established performance conditions to ensure closer pay for performance alignment. Under our pay philosophy, the committee may provide grants of time-vested restricted stock/restricted stock units, stock options or performance share units to address retention or significant market compensation shortfalls.

        In determining the amount of long-term equity granted to each executive, the committee reviewed analyses provided by Towers Watson. The committee generally targeted overall award levels at the median of competitive practice for the previously discussed peer group and published survey data, but recognized that certain award levels to some of the named officers, including Mr. Ball, were below market median. In addition, the committee considered prior award levels and its intent to focus on variable compensation in making these grants. Only the committee may award stock options and performance share units to the named officers. The committee receives the approval of the independent board members for awards to the chief executive officer.

        Timing of Awards.    For 2011, the committee determined that the grant date for the long-term incentive award shall be made on the later of: (i) the fifth business day following the year-end earnings release or (ii) two business days after the February compensation committee meeting. The timing of awards is not otherwise coordinated with the release of material non-public information. The timing of awards is included in a policy approved by the committee. For employees hired or promoted after the date of the annual grant, any awards made because of the hiring or promotion of such employee are generally awarded on the final New York Stock Exchange trading day of the quarter in which the hire or promotion occurs.

        Performance Share Units.    The performance share units are earned based on the achievement of total shareholder return over a three-year performance period relative to the performance of a pre-established peer group. The peer group consists of the companies included in the S&P 500 Health Care index, excluding those companies classified as Managed Care Providers, which the committee feels represent a substantively different industry segment. For the 2011 grant, the peer group includes all of the following companies:

Abbott Laboratories	Johnson & Johnson
Agilent Technologies, Inc.	Laboratory Corp. of America Holding
Allergan, Inc.	Life Technologies Corp.
AmerisourceBergen Corp.	Lilly (Eli) & Co.
Amgen	McKesson Corp.
Baxter International Inc.	Medco Health Solutions Inc.
Becton Dickinson	Medtronic Inc.
Biogen IDEC Inc.	Merck & Co.
Boston Scientific	Mylan Inc.
Bristol-Myers Squibb	Patterson Cos. Inc.
Cardinal Health Inc.	PerkinElmer
Carefusion Corp.	Pfizer Inc.
Celegen Corp.	Quest Diagnostics
Cerner Corp.	St Jude Medical
CR Bard Inc.	Stryker Corp.
DaVita Inc.	Tenet Healthcare Corp.
Dentsply International	Thermo Fisher Scientific
Express Scripts Inc.	Varian Medical Systems
Forest Laboratories	Waters Corporation
Gilead Sciences	Watson Pharmaceuticals
Hospira, Inc.	Zimmer Holdings
Intuitive Surgical Inc.

        The committee selected total shareholder return as the sole performance measure because it believes that this measure best represents the ultimate performance of the company and the desired outcome for its shareholders. Under the performance share unit program, participants receive target awards based on the competitive market and the committee's assessment of the total compensation opportunity it wants to afford the participant. The target award will be paid out if, at the end of the performance period, Hospira's total shareholder return for the three-year period is at the median of the peer group. Participants may receive up to two times the target award if Hospira's total shareholder return reaches or exceeds the 75th percentile of the peer group. Correspondingly, if Hospira's total shareholder return is below median, participants may receive a lesser award. No award will be paid out if Hospira's total shareholder return falls below the threshold established by the committee, which is the 25th percentile.

        The payment levels at various percentile rankings against the peer companies are shown in the following table:

Hospira Percentile Rank	% of Units Received
75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	85%
40th	70%
35th	55%
30th	40%
25th	25%
<25th	0%

        Prior to the 2010-2012 performance award cycle, participants could earn a portion of the performance share units at the end of each year (interim measurement periods) based on Hospira's total shareholder return for those years and Hospira's percentile ranking for these interim measurement periods. The maximum interim amount that may be earned for each of the two interim measurement periods is one-quarter of the performance share units originally granted. This interim amount is earned but still has a one- or two-year time-vesting period.

        For the 2009-2011 performance award cycle, interim awards were earned based on our relative total return for the periods ending December 31, 2009 and December 31, 2010. Hospira was at the 88th and 86th percentile of peer group total shareholder return based on performance through December 31, 2009 and 2010, respectively. Based on these results, participants earned 25% of the target awards in each of 2009 and 2010. However, because our total shareholder return for the full three year cycle as of December 31, 2011 was at the 12th percentile relative to the comparator group, no additional units were earned. The table below identifies for the named officers, the number of share units that vested in March 2012:

	Number of Shares Vested from 2009 - 2011 Performance Cycle(1)
Name	Target Award	Earned Shares 2009	Earned Shares 2010	Earned Shares 2011	Actual Vested
Mr. Ball	—	—	—	—	—
Mr. Begley	99,231	24,807.75	24,807.75	0	49,615.5
Mr. Hardy	—	—	—	—	—
Dr. Ramachandra	34,675	8,668.75	8,668.75	0	17,337.5
Mr. Smith	18,300	4,575.00	4,575.00	0	9,150
Mr. Werner	25,950	6,487.50	6,487.50	0	12,975

(1)
For the 2009-2011 cycle, Hospira was at the 12th percentile of peer group total shareholder return based on performance through December 31, 2011. As a result, no additional shares were earned or vested as a result of the three-year performance cycle ended on December 31, 2011. Based on results of prior interim measurement periods, participants earned awards for the performance award cycle as illustrated.

The 2010-2012 and 2011-2013 performance awards will only be made at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group.

        During 2011, the committee awarded performance share units to the named officers as follows:

Name	Date of Award	Number of Target Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball	March 31, 2011	46,748	$2,925,000
Mr. Begley	February 24, 2011	48,670	3,000,000
Mr. Hardy	February 24, 2011	6,489	400,000
Dr. Ramachandra	February 24, 2011	8,923	550,000
Mr. Smith	February 24, 2011	7,300	450,000
Mr. Werner	February 24, 2011	8,112	500,000

(1)
Amount represents the grant date fair value of the award. For further details, please see Note 1 to the Summary Compensation Table later in this proxy statement. The shares under these awards will vest, in whole or in part, only at the end of the three-year performance cycle, and vesting is dependent upon Hospira's performance on the three-year total shareholder return ranking as measured against the peer group defined above.

        During the performance period, if a participant's employment with Hospira is involuntarily terminated with severance benefits, or if the participant dies, becomes disabled or retires at age 55 or later with at least 10 years of service, the number of performance share units earned at the time will be paid within 90 days after the end of the performance period. Payments are not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. For Mr. Ball, "cause" means his willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to Hospira. In the event of a change of control, the participant will be deemed to have earned the target award following a change of control. This program uses the same definition for change of control as described later in this proxy statement under "Potential Payments upon Change of Control—Change of Control." All performance share units are forfeited if the participant's termination of employment during the performance period is for reasons other than death, disability, retirement or involuntary termination (with severance benefits) of employment. Although payments are generally made within 90 days following the performance period, participants may elect to defer payment for up to 5 years following the end of the performance period. None of our named officers have elected to defer payment of the performance share units.

        Stock Options.    Stock options permit the holder to buy our stock for a price equal to the stock's value when the options were awarded. Prior to the 2011 grant, one-third of the stock options vests each year. With the exception of the initial grants to Mr. Ball, the stock options granted in 2011 vest equally over a four-year period, and have a seven-year term. All future grants to Mr. Ball will vest over a four-year period.

        We view stock options as an important tool in aligning the long-term interests of our stockholders and employees, as recipients only benefit if the stock price appreciates over the long-term. The committee evaluates the structure of long-term equity compensation annually to assure that its reward strategies are aligned with our strategies. Stock options are awarded annually to all eligible employees, including named officers. During 2011, the committee awarded stock options to the named officers as follows:

Name	Date of Award	Number of Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball(2)	March 31, 2011	152,458	$2,450,000
Mr. Begley	February 24, 2011	130,124	2,000,000
Mr. Hardy	February 24, 2011	26,025	400,000
Dr. Ramachandra	February 24, 2011	35,784	550,000
Mr. Smith	February 24, 2011	29,278	450,000
Mr. Werner	February 24, 2011	32,531	500,000

(1)
Amount represents the grant date fair value of the award. The options granted on March 31, 2011 have an exercise price of $55.29. The options granted on February 24, 2011 have an exercise price of $52.61. For further details, please see Note 1 to the Summary Compensation Table later in this proxy statement.

(2)
The stock option award to Mr. Ball included a one-time special hiring award valued at $500,000.

        The exercise price of stock options is the average of the high and low trading prices of Hospira common stock on the date of the award, which we believe is an appropriate measure of the market price of Hospira common stock. The determination of exercise prices is included in a policy approved by the committee.

        Our long-term incentive award agreements also contain provisions under which we may cancel all unexercised stock options and rescind any exercise or payment of stock options during a "recapture period" if:

  •
  For a one-year period after leaving Hospira, a person engages in business that is competitive with Hospira or solicits Hospira's customers and suppliers; or

  •
  For a one-year period following the termination of employment, such person solicits or employs Hospira's employees.

        The recapture period is the 12-month period before or following the date the participant's employment terminates.

        If such stock options are rescinded, the grantee is required to pay to Hospira the amount of any gain realized or payment received and forfeit to Hospira any shares received upon the exercise of such stock options during the recapture period. Performance share units are also subject to similar provisions that allow Hospira to terminate unearned awards and seek the return of any gains the participant makes after the awards are vested.

Other

General Administration

        The compensation committee of our board oversees our executive compensation program. The committee consists entirely of independent directors and makes compensation decisions involving our named officers. The independent members of our board further review and approve all components of compensation decisions involving our CEO, including his base salary, annual cash incentive and long-term incentives. The committee has engaged an independent consultant, Towers Watson, to assist it in the performance of its duties. The consultant regularly provides the committee with analyses of competitive practice and compensation relevant to the company's executive jobs and industry. In addition, the committee routinely requests and receives information from the consultant with regard to executive officer pay, long-term incentive award levels and other executive compensation matters of concern to the committee. The consultant reports directly to the committee. The committee has the sole authority to retain or terminate the consultant.

Role of Management in Compensation Decisions

        Our senior vice president, organizational transformation and people development ("chief human resources officer"), works with our CEO to develop recommendations on matters of compensation philosophy, plan design and specific awards for executive officers. In conjunction with our chief human resources officer, our CEO assesses performance and makes pay recommendations to the committee for each executive officer other than himself. Towers Watson provides competitive data and makes independent recommendations on competitive pay for our CEO to the committee. The committee considers all of these recommendations and makes decisions as it deems appropriate. In making these decisions, the committee considers multiple factors, including individual performance, achievement of goals, desired versus actual competitive compensation position and retention importance. Compensation recommendations for our CEO are reviewed by the chair of our compensation committee in executive session with the independent members of our board prior to final approval. Our chief human resources officer generally attends, and our CEO and senior vice president, general counsel, typically attend committee meetings but are not present for any discussion of their own compensation.

Executive Compensation Recovery Policy

        In 2009, the board adopted an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company's published financial results. The named officers are included within this policy. Under the policy, if the compensation committee determines that any compensation was made to one of the covered officers based on later restated published financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the published financial statements that were subsequently restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will re-evaluate this policy for potential revisions when the final regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") related to clawbacks are adopted.

Change of Control Agreements and Severance Pay

        We have in place change of control agreements with the named officers. These agreements are described later in this proxy statement under "Potential Payments upon Change of Control." Payouts under those agreements are conditioned upon a change of control and either:

  •
  the executive officer terminating for good reason or being terminated other than for cause during a specified time; or

  •
  for those agreements entered into prior to 2008, the executive officer terminating for any reason during a one-month period that begins six months after the change of control. (This provision has not been, and will not be, included in agreements entered into in 2008 and after.)

        The agreements are designed to retain the named officers and provide continuity of management if there is an actual or threatened change of control and ensure that their compensation and benefit expectations would be satisfied in that event. The agreements with former Abbott officers were entered into at the spin-off and are similar in substance to the agreements that they had with Abbott.

        Our Hospira Corporate Officer Severance Plan provides severance pay and benefits to our corporate officers. The plan covers all our named officers, except for Mr. Begley. This severance plan is described later in this proxy statement under "Potential Payments Upon Involuntary Severance." Payouts under this plan are made to a participant whose employment with us terminates involuntarily but will not be made if better benefits are available under a change of control agreement. For a participant who is not a CEO, payments are also not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. In 2011, the plan was amended to permit Mr. Ball to participate in it, and to provide that his termination "for cause" will mean his willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to Hospira. For this purpose, no act, or failure to act, on his part shall be deemed "willful" unless done, or omitted to be done by him not in good faith and without reasonable belief that the action or omission was in Hospira's best interest.

        Upon evaluation with the consultant, the committee believes that overall, the agreements and plan are consistent with competitive market practice in both form and value. We do not have other severance agreements in place with the named officers.

Non-Qualified Deferred Compensation Plan

        The Hospira Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan, went into effect on January 1, 2008. The plan is not funded. All of our named officers and other highly compensated employees under ERISA are eligible to participate in this plan. The plan allows the participants to defer amounts in excess of the limits imposed on 401(k) plans by the Internal Revenue Code. For each payroll period beginning on and after January 1, 2010, a participant who defers the following percentages receives the following employer contributions (both stated as a percentage of the employee's compensation):

Employee Contributions	Employer Matching Contributions
2%	5.0%
3%	6.0%
4%	6.5%
5%	7.0%

        This plan's definition of compensation is the same as our qualified 401(k) plan, which includes regular base pay, sales commissions, overtime, shift differentials and paid absences, but excludes discretionary bonuses. It also includes compensation deferred under this plan. Our contributions under this plan are identical to the contributions under our 401(k) plan. Participants are always vested in the amounts they defer under the plan. Our contributions vest after 3 or more years of qualified plan service, the date the participant attains age 55, or upon termination of the plan following a change of control, whichever occurs first. Under these conditions, Mr. Ball, Mr. Begley, Dr. Ramachandra, Mr. Smith and Mr. Werner are fully vested in our contributions under this plan.

        The participant will receive payment of the participant's vested account balance on retirement, death or other termination of employment. Payments are made in a lump sum or, if chosen by the participant, in annual installments not exceeding 10 years. The participant may choose an earlier distribution by specifying a specific date for benefit payments to begin. Within certain limits, the participant may also request an emergency payment in the case of an unforeseeable emergency such as a sudden and unexpected illness or accident or the loss of property that results in severe financial hardship. Amounts deferred under the plan are credited with investment returns based on investment alternatives chosen by the participant, and the participant's account reflects the investment returns of the chosen investment alternatives. The alternatives are similar to those offered under our qualified 401(k) plan. However, the participants have no ownership interest in any of the investment alternatives.

        We adopted this plan to allow our executive officers and other highly compensated employees to save for retirement, which we believe is consistent with competitive market practice.

        Other than the Hospira Non-Qualified Savings and Investment Plan, we do not currently offer a deferred compensation plan, except the Hospira 401(k) Retirement Savings Plan, which allows Hospira executives to participate up to the annual IRS limits on the same terms as all other employees. We offer other benefit plans, such as health, life and disability insurance, to our officers on the same basis as to all other employees.

Executive Share Retention and Ownership Guidelines

        In order to promote equity ownership and further align the interests of management with Hospira's shareholders, we have share retention and ownership guidelines for senior management. Under these guidelines, officers are encouraged to make a substantial investment in stock of the company. The requirements for our officers, based on the officer's position at Hospira, are as follows:

	Minimum Share Ownership Requirement the Lesser of:
Position	Number of Shares	Number of Shares with an Aggregate Value Equal to the Following Multiple of the Officer's Salary
Chief Executive Officer	125,000	5X
Senior Vice Presidents	25,000	3X
Corporate Vice Presidents	12,500	2X

        The determination of the aggregate value of Hospira common stock under these guidelines is based on a 200-day average price of Hospira common stock. These share ownership requirements are reviewed periodically. The officers are expected to meet their ownership requirement within five years of becoming a corporate officer. The target number of shares can be satisfied with stock held through the Hospira 401(k) Retirement Savings Plan, restricted stock, and earned or vested performance share units. If the guideline is not met within the required time frame, the officer will be required to hold all stock from stock option exercises and restricted share vestings (in both cases, less shares withheld to pay taxes, or the cost of exercise) until the guideline is met. Except for Mr. Ball and Mr. Hardy, Hospira's named officers have met their minimum ownership guidelines. We believe that they are making adequate progress toward achieving this minimum requirement on time.

Internal Revenue Code Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, Hospira may not take a federal income tax deduction for compensation paid in excess of $1 million to its chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to "performance-based" compensation, as defined under the Federal tax laws, under a plan approved by shareholders. Stock options, performance share units and Hospira's annual incentive awards generally qualify as "performance-based" compensation, as these awards are made under plans approved by shareholders and are, therefore, fully deductible.

        The committee considers the anticipated tax treatment to Hospira and its executive officers when reviewing executive compensation. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee's control, also can affect deductibility of compensation.

        The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the committee wishes to maintain the flexibility to structure compensation programs in ways that best promote the interests of Hospira and its shareholders.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the 2011 Compensation Discussion and Analysis included in this proxy statement with Hospira's management. Based on such review and discussions, the committee recommended to Hospira's board of directors that the 2011 Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
    Roger W. Hale, Chair
    Connie R. Curran
    Jacque J. Sokolov, M.D.
    Heino von Prondzynski

 EXECUTIVE COMPENSATION
Summary Compensation Table

        The following table presents information on the compensation awarded to, earned by or paid to the named officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards(1)($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation(2)($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)($)	All Other Compensation(4)($)	Total($)
F. Michael Ball,	2011	$731,250	—	$2,450,000	$8,958,829	$117,000	—	$79,928	$12,337,007
Chief Executive Officer (beginning March 28, 2011)
Christopher B. Begley,	2011	1,100,000	—	2,000,000	3,000,000	137,500	$899,630	76,381	7,213,511
Retired Chairman	2010	1,086,538	—	1,999,998	3,000,001	1,189,759	486,866	76,057	7,839,219
(until January 3, 2012)	2009	1,050,000	—	1,422,353	2,478,790	2,100,000	420,374	94,500	7,566,017
and Retired Chief
Executive Officer (until March 28, 2011)
James Hardy,	2011	428,962	—	400,000	400,000	30,027	—	29,885	1,288,874
Senior Vice President, Operations
Sumant Ramachandra,	2011	489,500	—	550,000	550,000	39,160	—	34,264	1,662,924
Senior Vice President,	2010	485,596	—	1,000,006	1,000,000	340,306	—	33,991	2,859,899
R&D, Medical and Regulatory Affairs, and Chief Scientific Officer	2009	475,000	—	745,879	866,182	760,000	—	210,409	3,057,470
Brian J. Smith,	2011	438,000	—	450,000	450,000	30,660	415,378	30,660	1,814,698
Senior Vice President, General Counsel and Secretary
Thomas E. Werner,	2011	445,000	—	500,000	500,000	35,600	—	30,960	1,511,560
Senior Vice President,	2010	444,999	—	700,013	707,484	311,856	—	30,960	2,195,312
Finance and Chief Financial Officer	2009	445,000	—	559,331	648,231	712,000	—	25,673	2,390,235

(1)
These amounts represent the grant date fair value of the award. The grant date fair value for stock option awards is determined using the Black-Scholes stock option valuation model and the grant date fair value for performance share unit awards is determined using a Monte Carlo simulation model, consistent with the calculation of compensation expense in Hospira's consolidated statements of (loss) income and comprehensive (loss) income for the year ended December 31, 2011 (included in its consolidated audited financial statements contained in Hospira's 2011 Annual Report to Shareholders). The amount reported in the "Stock Award" column for Mr. Ball includes $6,033,829, the grant date fair value for a restricted stock award grant, which is valued based on the closing market price of Hospira common stock on the grant date. The restricted shares were awarded to Mr. Ball to compensate him for the loss of his unvested options, restricted shares and retirement benefits from his previous employer. Please see Note 22 to the financial statements for a description of the other assumptions used in making these calculations.

(2)
This compensation is earned as a performance-based incentive bonus, pursuant to the 2004 Hospira, Inc. Performance Incentive Plan, as amended. Additional information about this plan can be found in the section captioned "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award."

(3)
These amounts represent the aggregate change during 2011 in the actuarial present value of the officer's accumulated benefit under the qualified and non-qualified pension plans described under the section captioned "2011 Pension Benefits."

(4)
These amounts represent Hospira's contributions to the named officers' accounts in the Hospira 401(k) Retirement Savings Plan and the Hospira Non-Qualified Savings and Investment Plan, respectively, as follows: M. Ball: $0/$47,250; C. Begley: $17,150/$59,231; J. Hardy: $17,150/$12,735; S. Ramachandra: $17,132/$17,132; B. Smith: $16,509/$14,151; and T. Werner: $15,385/$15,575.

In 2011, the amount listed for Mr. Ball included $24,585 that was paid to compensate him for the expenses he incurred in relocating to Illinois and $8,093 for payments made to him to cover the cost of attorneys' fees in connection with the negotiation of his conditions for hire.

In 2009, the amount listed for Dr. Ramachandra also included $120,953 that was paid to compensate him for the expenses that he incurred in relocating to Illinois and $61,602 for payments made to him to cover any taxes on his income attributable to relocation benefits.

 Grants of Plan-Based Awards During 2011

        The following table provides information regarding each plan-based award made to our named officers during 2011.

													Grant Date Fair Value of Stock and Option Awards(3) ($)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)
												Exercise Price of Option Awards ($/Sh.)
			Board/ Committee Approval Date
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Michael Ball	3/31/11	(4)	2/23/11	—	—	—	—	—	—	—	152,458	$55.29	$2,450,000
	3/31/11	(5)	2/23/11	—	—	—	11,687	46,748	93,496	—	—	—	2,925,000
	3/31/11	(6)	2/23/11	—	—	—	—	—	—	109,308	—	—	6,033,829
				$585,000	$1,170,000	$2,340,000	—	—	—	—	—	—	—
Christopher B. Begley	2/24/11	(4)	2/22/11	—	—	—	—	—	—	—	130,124	52.61	2,000,000
	2/24/11	(5)	2/22/11	—	—	—	12,168	48,670	97,340	—	—	—	3,000,000
				687,500	1,375,000	2,750,000	—	—	—	—	—	—	—
James Hardy	2/24/11	(4)	2/22/11	—	—	—	—	—	—	—	26,025	52.61	400,000
	2/24/11	(5)	2/22/11	—	—	—	1,623	6,489	12,978	—	—	—	400,000
				150,500	301,000	602,000	—	—	—	—	—	—	—
Sumant Ramachandra	2/24/11	(4)	2/22/11	—	—	—	—	—	—	—	35,784	52.61	550,000
	2/24/11	(5)	2/22/11	—	—	—	2,231	8,923	17,846	—	—	—	550,000
				195,800	391,600	783,200	—	—	—	—	—	—	—
Brian J. Smith	2/24/11	(4)	2/22/11	—	—	—	—	—	—	—	29,278	52.61	450,000
	2/24/11	(5)	2/22/11	—	—	—	1,825	7,300	14,600	—	—	—	450,000
				153,300	306,600	613,200	—	—	—	—	—	—	—
Thomas E. Werner	2/24/11	(4)	2/22/11	—	—	—	—	—	—	—	32,531	52.61	500,000
	2/24/11	(5)	2/22/11	—	—	—	2,028	8,112	16,224	—	—	—	500,000
				178,000	356,000	712,000	—	—	—	—	—	—	—

(1)
The awards described in the columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" were paid in March 2012 and are presented in the "Non-Equity Incentive Plan Compensation" column in the preceding Summary Compensation Table. See the section captioned "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award" above for a description of our annual cash incentive program. The amounts presented under the threshold, target, and maximum columns represent the payout if performance goals were met at the threshold, target, or maximum level, respectively, established by the committee. If no goals were met at or above the threshold level, no payout would be made.

(2)
The amounts described in the "Target" column reflect the number of performance share units awarded to Mr. Ball on March 31, 2011 and each other named officer on February 24, 2011. They represent the amount the individual will receive if the target performance goals are met. The amounts in the "Target" column represent the payout if total shareholder return reaches the 50th percentile compared to a pre-established peer group. If the minimum performance goals are not met at the "Threshold" level (25th percentile compared to a pre-established peer group), no payout would be made. The amounts in the "Maximum" column reflect the payout if total shareholder return reaches the 75th percentile compared to a pre-established peer group. Any awards earned during the 2011-2013 performance award cycles will vest and will be paid in Hospira stock after the end of the performance cycle if the executive remains employed during the performance period, except for departures arising from death, retirement or a change of control of Hospira. See the section captioned "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Long-Term Equity Compensation" for a description of our performance share unit award program.

(3)
The value of Hospira performance share unit, stock option, and restricted stock awards is determined using the Monte Carlo simulation model, the Black-Scholes stock option valuation model, and the closing market price of Hospira common stock on the grant date, respectively, consistent with the calculation of compensation expense in Hospira's consolidated statements of (loss) income and comprehensive (loss) income for the year ended December 31, 2011, included in its consolidated audited financial statements contained in Hospira's 2011 Annual Report to Shareholders. Please see Note 22 to the financial statements and Note 1 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

(4)
Awarded in connection with Hospira's annual long-term equity award. The exercise price for these stock options is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. Except for Mr. Ball's options, these stock options vest equally in four annual installments and have a seven-year term. Mr. Ball's options vest equally in three annual installments and have a seven-year term.

(5)
Awarded in connection with Hospira's annual long-term equity award. These performance share units vest based on the achievement of total shareholder return over a three-year performance period, beginning on January 1, 2011, and ending on December 31, 2013, relative to the performance of a pre-established peer group.

(6)
Awarded in connection with the terms of Mr. Ball's hire to compensate him for the loss of his unvested options, restricted shares, and retirement benefits from him previous employer. The restricted shares vest equally over three years, but are subject to immediate vesting upon termination by Hospira without cause or his resignation with good reason.

 Outstanding Equity Awards at December 31, 2011

        The following table provides information regarding outstanding equity awards held by each named officer as of December 31, 2011, including the number of exercisable and unexercisable stock options held at that time. All awards described below are awarded under the Hospira 2004 Long-Term Stock Incentive Plan, as amended. The market value of the awards listed below is based on the closing market price for Hospira common stock on the New York Stock Exchange on December 30, 2011, which was $30.37.

		Option Awards(1)					Stock Awards(2)
Name	Grant Dates	Number of securities underlying unexercised options— exercisable(#)	Number of securities underlying unexercised options— unexercisable(#)		Option exercise price($/Sh.)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
F. Michael Ball	3/31/11	—	152,458	(3)	$55.29	3/30/18	—		—	—	—
	3/31/11	—	—		—	—	109,308	(8)	$3,319,684	—	—
	3/31/11	—	—		—	—	—		—	11,687	$354,934
Christopher B. Begley	5/9/05	225,000	—		$32.47	5/8/15	—		—	—	—
	5/17/06	195,000	—		41.90	5/16/16	—		—	—	—
	5/15/07	225,000	—		39.97	5/14/14	—		—	—	—
	3/6/08	202,500	—		43.18	3/5/15	—		—	—	—
	3/5/09	75,737	75,738	(4)	22.15	3/4/16	—		—	—	—
	2/11/10	45,045	90,090	(5)	49.64	2/10/17	—		—	—	—
	2/24/11	—	130,124	(6)	52.61	2/23/18	—		—	—	—
	2/11/10	—	—		—	—	—		—	10,803	328,087
	2/24/11	—	—		—	—	—		—	12,168	369,542
James Hardy	2/11/10	5,068	10,135	(5)	49.64	2/10/17	—		—	—	—
	2/24/11	—	26,025	(6)	52.61	2/23/18	—		—	—	—
	12/31/09	—	—		—	—	4,600(9)		139,702	—	—
	2/11/10	—	—		—	—	—		—	811	24,631
	2/24/11	—	—		—	—	—		—	1,623	49,291
Sumant Ramachandra	9/30/08	75,000	—		38.60	9/29/15	—		—	—	—
	3/5/09	—	39,717	(4)	22.15	3/4/16	—		—	—	—
	2/11/10	22,523	45,045	(5)	49.64	2/10/17	—		—	—	—
	2/24/11	—	35,784	(6)	52.61	2/23/18	—		—	—	—
	2/11/10	—	—		—	—	—		—	3,601	109,362
	2/24/11	—	—		—	—	—		—	2,231	67,755
Brian J. Smith	5/09/05	50,000	—		32.47	5/08/15	—		—	—	—
	5/17/06	35,000	—		41.90	5/16/16	—		—	—	—
	5/15/07	40,000	—		39.97	5/14/14	—		—	—	—
	3/6/08	38,000	—		43.18	3/5/15	—		—	—	—
	3/5/09	41,800	20,900	(4)	22.15	3/4/16	—		—	—	—
	2/11/10	11,205	22,410	(5)	49.64	2/10/17	—		—	—	—
	2/24/11	—	29,278	(6)	52.61	2/23/18	—		—	—	—
	2/11/10	—	—		—	—	—		—	1,792	54,423
	2/24/11	—	—		—	—	—		—	1,825	55,425
Thomas E. Werner	9/29/06	20,000	—		38.13	9/28/16	—		—	—	—
	5/15/07	20,000	—		39.97	5/14/14	—		—	—	—
	3/6/08	52,000	—		43.18	3/5/15	—		—	—	—
	3/5/09	29,783	29,783	(4)	22.15	3/4/16	—		—	—	—
	2/11/10	13,514	27,027	(5)	49.64	2/10/17	—		—	—	—
	8/18/10	2,226	4,450	(7)	53.30	8/17/17	—		—	—	—
	2/24/11	—	32,531	(6)	52.61	2/23/18	—		—	—	—
	2/11/10	—	—		—	—	—		—	2,161	65,630
	8/18/10	—	—		—	—	—		—	340	10,326
	2/24/11	—	—		—	—	—		—	2,028	61,591

(1)
Except as noted, these options are fully vested. For option grants made prior to 2011, the options vest in three equal annual installments, with the first one-third vesting on the first anniversary of the grant date. With the exception of the initial option grant to Mr. Ball which vest equally over the three-year period, the options granted in 2011 vest in four equal annual installments with the first one-fourth vesting on the first anniversary of the grant date. All future grants to Mr. Ball will vest over a four-year period.

(2)
See the section captioned "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Long-Term Equity Compensation" for a description of our performance share unit award program. Awards under the performance share unit award program will only be made at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group.

The number of performance share units reported in the equity incentive plan award column assumes a threshold payout of 25% of the performance share units that were granted. In accordance with SEC regulations, a threshold payout is assumed because the performance goal as measured on December 31, 2011, would not have exceeded threshold. Final payouts under the performance share units will not be known until the respective performance period is completed. Therefore, upon vesting, fewer or more shares than reported above may be paid out under the performance share unit awards.

(3)
One-third of these options vest on March 31, 2012, 2013, and 2014.

(4)
These options vest on March 5, 2012.

(5)
One-half of these options vest on February 11, 2012 and 2013.

(6)
One-fourth of these options vest on February 24, 2012, 2013, 2014 and 2015.

(7)
One-half of these options vest on August 18, 2012, and 2013.

(8)
This number reflects a restricted stock award made to Mr. Ball in March 2011. This award vests equally over three years on March 31, 2012, 2013 and 2014. The restricted shares were awarded to Mr. Ball to compensate him for the loss of his unvested options, restricted shares and retirement benefits from his previous employer.

(9)
This number reflects a restricted stock award made to Mr. Hardy in December 2009. This award vests on December 31, 2012.

Option Exercises and Stock Vested During 2011

        The following table shows for each named officer: i) the number of shares acquired on the exercise of Hospira stock options during 2011 and the value realized on exercise, and ii) the number of shares acquired on vesting of Hospira restricted shares and the value realized on vesting.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting($)
F. Michael Ball	—	—	—		—
Christopher B. Begley	—	—	49,615		$1,506,808
James Hardy	—	—	—		—
Sumant Ramachandra	79,433	$2,501,162	—		—
	—	—	15,000	(4)	555,000
	—	—	17,337		526,525
Brian J. Smith	—	—	9,150		277,886
Thomas E. Werner	—	—	12,975		394,051

(1)
The number of shares listed for each officer under the "Stock Awards" column represents the vesting of the interim measurement period earnout performance share unit awards related to the 2009-2011 performance cycle for each officer, earned at 50% of the target award. The value realized upon vesting is based on the closing market price of Hospira common stock on the New York Stock Exchange on December 30, 2011, which was $30.37.

(2)
The exercise described above involved an exercise, which was paid for, in whole, by selling shares of our common stock. After taking into account the shares sold to pay the exercise price, Dr. Ramachandra received no additional shares of common stock after the above-described exercise.

(3)
The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the total number of options exercised (without any netting for selling new shares in connection with satisfaction of the exercise price).

(4)
This amount represents a restricted stock vesting of 15,000 shares. These shares were granted in September 2008 and vested on September 30, 2011. After 6,218 shares were withheld from Dr. Ramachandra to pay for the taxes on that vesting, 8,782 net shares remained. The value realized upon vesting is based on the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $37.00.

 2011 Pension Benefits

        The following table shows the number of years of credited service and the present value of the accumulated benefit obligation for Mr. Begley and Mr. Smith for each applicable plan. Mr. Ball, Mr. Hardy, Dr. Ramachandra, and Mr. Werner are not entitled to any pension benefits since they joined Hospira in 2011, 2009, 2008, and 2006, respectively. The assumptions used to calculate the accumulated benefit obligation are described in Note 16 to the consolidated audited financial statements contained in Hospira's Annual Report to Shareholders. No payments under any plan were made to the named officers in 2011.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)
F. Michael Ball	None	—	—
Christopher B. Begley	Abbott/Hospira Transitional Annuity Retirement Plan	18	$665,353
	Hospira Supplemental Pension Plan	18	4,867,778
James Hardy	None	—	—
Sumant Ramachandra	None	—	—
Brian J. Smith	Abbott/Hospira Transitional Annuity Retirement Plan	26	941,640
	Hospira Supplemental Pension Plan	26	1,722,913
Thomas E. Werner	None	—	—

        Before our spin-off from Abbott, Mr. Begley and Mr. Smith were participants in Abbott's defined benefit pension plans. Effective as of the time of the spin-off, we adopted a qualified pension plan, the Abbott/Hospira Transitional Annuity Retirement Plan, which replicated, in all material respects, the benefit formulas under Abbott's plan.

        Description of Plans.    The qualified pension plan's benefits are determined through stated formulas, which are based on an employee's benefit service years and final earnings. Our employees received credit under our plan for qualifying service years and earnings with Abbott. Earnings include base salary and bonus payments under our annual cash incentive plan. An employee's final earnings under the plan are calculated as the average of the employee's earnings for the highest five of the last 10 years of service through December 31, 2004.

        The plan's normal retirement date is the last day of the month after the employee reaches age 65. However, an employee hired before January 1, 2004, may choose to retire as early as the last day of any month after he reaches age 50 and has at least 10 years of service, or after he reaches age 55 and his age plus years of service total 70 or more. Any such employee may also retire early on the last day of any month after he reaches age 55 if, by age 65, his age plus years of service would total 94 or more. Employees hired after January 1, 2004, may retire early on the last day of the month after they reach age 55 and have at least 10 years of service.

        In all cases, for service from January 1, 2004, through December 31, 2004, if the employee retires before age 55, the plan benefit is actuarially reduced for each year that payments are made before age 65. This means that the benefit payments are reduced proportionally so that employees receiving benefits before age 65 receive roughly the same value as those who begin receiving benefits at age 65. This is a complex calculation that is based on mortality and interest rate assumptions.

        Mr. Smith is eligible for our qualified plan benefits and is currently eligible for early retirement. Mr. Begley retired in January 2012, and at that time, he was retirement eligible. Mr. Ball, Mr. Hardy,

Dr. Ramachandra, and Mr. Werner do not qualify as eligible participants under the plan and are not entitled to receive any of its benefits.

        The Internal Revenue Code and qualified plan documents place limits on the amount and types of earnings that can be considered as compensation under the plan. The Internal Revenue Code also places a dollar limit on the annual payments that may be paid from the plan. At the time of the spin-off, we also adopted a non-qualified supplemental pension plan, the Hospira Supplemental Pension Plan. The plan replicates, in all material respects, the plan provisions under Abbott's non-qualified supplemental pension plan. The plan generally provides benefits to those individuals who participate in our pension plan and whose earnings exceed limits imposed by the Internal Revenue Code or, in certain cases, the qualified plan's definition of compensation. Mr. Begley and Mr. Smith were participants in the non-qualified plan.

        The non-qualified pension plan also provides an additional benefit, which is a monthly pension commencing on the officer's normal retirement date under the qualified plan and payable as a life annuity equal to 0.006% of the officer's earnings for each of the first 20 years of benefit service occurring after age 35. Additionally, the non-qualified pension plan allows such officers to retire at age 60 without early benefit reductions that would have applied under the qualified plan for early retirements.

        Freezing of Plans.    As a result of our evaluation of our benefit programs, effective December 31, 2004, benefits under the qualified and non-qualified pension plans were frozen. Eligible employees continued to earn benefits based on pay and years of service earned through December 31, 2004, and are entitled to all vested benefits earned when they retire. As a result of the freezing of the benefits, our employees, including the named officers, will not accrue additional years of benefit service after 2004 and their compensation earned after 2004 will not be taken into account for purposes of calculating the benefits. However, service earned after December 31, 2004, is counted toward vesting and for determining eligibility for retirement.

2011 Non-Qualified Deferred Compensation

        The following table provides certain information regarding compensation paid by us and deferred by our named officers under the Hospira Non-Qualified Savings and Investment Plan, our non-qualified deferred compensation plan, which went into effect on January 1, 2008. No payments were made to the named officers from this plan.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
F. Michael Ball	$33,750	$47,250	$(146)	$0	$80,854
Christopher B. Begley	211,538	59,231	(3,065)	0	876,436
James Hardy	45,481	12,735	(12,102)	0	90,781
Sumant Ramachandra	61,187	17,132	(37,539)	0	277,498
Brian J. Smith	20,215	14,151	1,217	0	148,752
Thomas E. Werner	17,800	15,575	(13,282)	0	201,647

(1)
These amounts are included in the amounts of salary and bonus for 2011 reported in the preceding Summary Compensation Table.

(2)
These amounts are included in the all other compensation column in the preceding Summary Compensation Table.

(3)
These amounts are not reported in the Summary Compensation Table because they are not above-market or preferential earnings.

        See the section captioned "Other—Non-qualified Deferred Compensation Plan" for a description of our non-qualified deferred compensation plan.

Stock Option Provisions Regarding Termination of Employment

        Our stock options generally expire three months after an employee's termination of employment. However, the stock options will remain in force for their term if the holder dies during employment or retirement, retires, or becomes disabled during employment. During that period, the options continue to vest and may be exercised. For options granted before 2005, an individual is considered to have retired if his employment terminates at or after the time he reaches age 55 and has 10 years of service or if he retires under a Hospira-sponsored defined benefit retirement plan (which generally requires that the participant be 50 years old with at least 10 years of service). For options granted in and after 2005, an individual is considered to have retired if his employment terminates at or after he reaches age 55 and has 10 years of service. Mr. Smith is currently eligible for retirement under these conditions. Mr. Begley retired in January 2012, and at that time, he was retirement eligible. Mr. Ball, Mr. Hardy, Dr. Ramachandra, and Mr. Werner are not currently eligible for retirement under any of the option awards.

Potential Payments upon Change of Control

        We have change of control agreements with the named officers. The terms of those agreements are summarized below.

        Term.    In 2010, the agreements with our officers, including our named officers, were not automatically renewed for a three-year term, as had been the historical practice. Accordingly, the current change of control agreements will expire pursuant to their terms as of December 31, 2012. If a change of control occurs, the agreements will extend for two years following the change of control.

        Triggering Events.    During the term of the agreement, each named officer is entitled to receive benefits as described below if a change of control occurs and:

  •
  the officer is terminated by us for any reason other than cause or permanent disability;

  •
  the officer terminates for good reason, which includes, among other things, reduction in responsibility, reduction in salary, bonus or other compensation or benefits, or relocation of the officer; or

  •
  for those agreements entered into prior to 2008, the officer terminates for any reason during the one-month period following the date that is six months after the change of control. (This provision has not been, and will not be, included in agreements entered into in 2008 and after.)

        An officer is also entitled to those benefits if we terminate the officer's employment if a potential change of control is pending for any reason other than cause or permanent disability. We have made changes to these agreements in order to comply with Section 409A of the Internal Revenue Code and its regulations which affect severance arrangements such as the change of control agreements. Under the changes, payments under the agreements are delayed for 6 months after the officer becomes entitled to them, except for certain welfare benefits.

        Benefits.    In the circumstances described above under "Triggering Events," the officers are entitled to receive:

  •
  2.99 times the officer's annual salary and incentive plan award, with the annual incentive plan award being the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved; and

    •
    the average annual incentive award for the three annual performance periods before the period that includes the termination of employment;

  •
  the prorated annual incentive plan award for the period of termination of employment (calculated as described in the bullet point above);

  •
  for a termination that occurs after the end of a performance period, the unpaid annual incentive plan award for the completed performance period for which the award has not been paid, calculated as the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

  •
  the actual amount that would have been paid for the completed period as determined under the terms of the annual incentive plan; and

  •
  the average annual incentive award for the three annual performance periods before the period of termination of employment;

  •
  an extra three years addition to actual age on the date of termination for purposes of determining the eligibility for subsidized early retirement benefits;

  •
  up to three years of additional employee benefits, including medical, dental, health and accident, prescription, disability and life insurance coverage, as received by the officer before the change of control;

  •
  up to three years of outplacement services;

  •
  full vesting under applicable agreements of stock awards and options; and

  •
  payment of excise taxes, and taxes and other payment obligations as a result of having those excise taxes reimbursed. (This provision has not been, and will not be, included in agreements entered into in 2009 and after.)

For Mr. Hardy, the amount of benefits described above are determined by replacing "2.99" with "2.00" and "three years" with "two years" wherever they appear above.

        Change of Control.    Under the agreements, a change of control occurs on any date on which:

  •
  any person or group that does not already have 30% of voting power acquires or has acquired during the 12 month period preceding the most recent acquisition ownership of our stock possessing 30% or more of the total voting power of our stock;

  •
  the majority of our board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the board members before the date of the appointment or election;

  •
  any person or group that does not already have more than 50% stock ownership acquires stock ownership that, together with stock already owned by the person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; or

  •
  any person or group acquires or has acquired during the 12 month period ending on the date of the most recent acquisition our assets with a total gross fair market value of 40% or more of the total gross fair market value of our assets immediately before such acquisition or acquisitions.

        If each named officer had his employment terminated on December 30, 2011 (the last business day of the year), under the circumstances described above under "Triggering Events," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. The table reflects the amount that could be payable under the arrangements assuming that the change of control occurred at December 30, 2011, including for certain officers, a gross-up for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by the Internal Revenue Code.

Officer	2.99 Times Salary and Bonus Payment(1)	2011 Incentive(2)	Value of Employee Benefits and Services	Accelerated Vesting of Supplemental Plan Benefits(3)	Accelerated Vesting of Stock Options(4)	Accelerated Vesting of Performance Shares or Restricted Shares(5)	Excise Taxes and Related Payments(6)	Total
F. Michael Ball	$6,413,550	$1,170,000	$131,262	$0	$0	$4,739,421	$0	$12,454,233
Christopher B. Begley	7,541,277	1,422,166	130,051	0	622,566	2,790,365	0	12,506,425
James Hardy	1,876,784	509,430	93,813	21,753	0	435,202	0	2,936,982
Sumant Ramachandra	2,968,989	503,473	136,475	0	326,474	708,411	1,805,002	6,448,824
Brian Smith	2,444,098	379,424	142,348	0	171,798	439,302	0	3,576,970
Thomas E. Werner	2,680,640	451,535	136,351	0	244,816	550,122	1,416,053	5,479,517

(1)
Mr. Hardy would receive 2 times salary and bonus, and not 2.99.

(2)
The 2011 incentive calculation assumes that, for purposes of the agreement, termination occurred immediately before the time of completion of the 2011 incentive period.

(3)
This amount represents the vesting of $21,753 of company contributions under the Hospira Non-Qualified Savings and Investment Plan, and assumes termination of the plan as of December 30, 2011, following a change of control.

(4)
Represents the in-the-money value of all unvested stock options, which vest upon a change of control, held by such person on December 30, 2011. The amounts were calculated using the closing market price of Hospira common stock on December 30, 2011, $30.37, minus the per share exercise price.

(5)
Represents the value of all performance share units awarded to the officer, assuming a target payout for 2010 and 2011 awards. For Mr. Ball and Mr. Hardy, this column also includes $3,319,684 and $139,702, respectively, which represents the value of his unvested restricted stock awards, which would become vested on a change of control. These amounts were calculated by multiplying the number of performance share units, as described above, or unvested restricted shares, by the closing market price of Hospira common stock on December 30, 2011, $30.37.

(6)
The excise tax and related payments are based upon a 20% excise tax, grossed up for additional taxes, on the amount by which the change of control payments and other benefits exceeded each officer's base period earnings.

Potential Payments Upon Involuntary Severance

        The Hospira Corporate Officer Severance Plan provides severance pay and benefits to our officers, except Mr. Begley, who are elected by our board or designated by the compensation committee. The terms of this plan are summarized below.

        Triggering Events.    An officer becomes eligible to receive severance pay if we terminate his or her employment for any of the following reasons:

  •
  the officer's position is eliminated due to a reduction in force or other restructuring; or

  •
  for officers other than Mr. Ball, the officer's employment is involuntarily terminated for reasons that are not related to performance, illegal activity, failure to abide by our code of conduct, or other good cause; and for Mr. Ball, his termination is due to his willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to the company. For this purpose, no act, or failure to act, by Mr. Ball is considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that the action or omission was in Hospira's best interests.

        Conditions.    An officer receiving benefits under our long-term disability will not be entitled to severance pay. To receive benefits, the officer must meet these additional requirements:

  •
  not be eligible for transfer to another position with us;

  •
  sign a two-year non-compete and confidentiality agreement;

  •
  return all our property and information;

  •
  agree to pay all outstanding amounts owed to us and authorize us to withhold any outstanding amounts from his or her final paycheck and/or severance pay; and

  •
  if the officer is receiving benefits under our short-term disability plan, then the officer will be entitled to severance pay at the end of the period of payment of short-term disability only if the officer is not then eligible for benefits under our long-term disability plan and we do not offer the officer employment with us that is comparable to what he held at the time the short-term disability commenced.

        Benefits.    If the officer satisfies the conditions described above under "Triggering Events" and "Conditions," the officer is entitled to receive:

  •
  a lump sum payment in cash, after deduction of federal, state and local income taxes, of:

  •
  2 years of the officer's base salary at the rate in effect on the date of termination;

  •
  if the officer's date of termination occurs after the end of the performance period of an annual incentive bonus award in which the officer participates, and before the award has been paid, a lump sum payment in cash for such prior performance period, as determined under the terms of that incentive award arrangement; and

  •
  for the year of termination, the officer's pro rata annual incentive bonus award through the date of termination, with the determination of the amount of such award based on the terms of our performance incentive plan for those who participate in that plan and, for all others, based on an assumption that the target level of performance has been achieved;

  •
  a lump sum payment equivalent to 130% of the cost of 72 weeks of COBRA continuation coverage in lieu of any continued medical, dental, vision, and other welfare benefits we offer; and

  •
  up to 12 months of outplacement services.

If each named officer, except Mr. Begley, had his employment terminated on December 30, 2011 (the last business day of the year), under the circumstances described above under "Triggering Events" and "Conditions," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment.

Officer(1)	2 Years Base Salary	2011 Bonus Payment	Value of Outplacement Services	130% COBRA Coverage Payment	Total
F. Michael Ball	$1,950,000	$117,000	$30,000	$31,903	$2,128,903
James Hardy	857,924	30,027	30,000	19,628	937,579
Sumant Ramachandra	979,000	39,160	30,000	27,914	1,076,074
Brian J. Smith	876,000	30,660	30,000	31,903	968,563
Thomas E. Werner	890,000	35,600	30,000	27,914	983,514

(1)
Mr. Begley did not participate in the plan.

Other Termination Events

        A named officer's service may terminate for reasons other than a change of control or the reasons described in Hospira's severance plan, such as death, disability, resignation or retirement. Upon one of those termination events, a named officer would not be entitled to any special benefits which are not generally available to all our employees. As is the case with any other employee in a similar circumstance, the named officer would only be entitled to receive the benefits he earned at the time of termination, which could include the following:

  •
  any vested options—the named officers' vested options as of December 31, 2011, are included in the table captioned "Outstanding Equity Awards at December 31, 2011"; and

  •
  any earned incentive award for the year—the named officers' incentive awards for 2011 are included under "2011 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award".

        As is the case for any retirement-eligible employee, the named officer who is retirement eligible (Mr. Smith) would also get the full term of their options, during which unvested options would continue to vest. At his retirement in January 2012, Mr. Begley was retirement eligible. Their unvested options are included in the table captioned "Outstanding Equity Awards at December 31, 2011."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, directors and certain shareholders who own more than 10 percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of the common stock with the SEC. Based on our review of the reports and representations made to us by our officers and directors, we believe that all required Section 16(a) reports were timely filed in 2011.

 PROPOSALS 2 - 3
AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

        In furtherance of the company's ongoing corporate governance initiatives and based upon the recommendation of the governance and public policy committee, the board has approved, and recommends that the shareholders approve, amendments to Hospira's Restated Certificate of Incorporation ("certificate"), as described below in Proposals 2 and 3. These proposed amendments would enable the board to permit shareholders to call special meetings in accordance with the company's bylaws, and would provide for the elimination of the classified board structure by the 2015 annual meeting. The proposals are described in more detail below.

        The affirmative vote of a majority of the outstanding shares of common stock ("Voting Stock") is required for each amendment to the certificate. If approved by the shareholders, the amendments will become effective upon the filing of a restated certificate with the Secretary of State of the State of Delaware, which would be filed promptly after the annual meeting.

        This summary does not include all of the information that is important to you. The text of the certificate, as it is proposed to be amended is included in Appendix A to this proxy statement. You are urged to read this Appendix in its entirety. We did not include the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, which is Exhibit A to the certificate, as part of the Appendix because it is not being changed in any way. The entire text of the certificate was filed with the Current Report on Form 8-K, filed on May 12, 2011.

Proposal 2—Amendment to Restated Certificate of Incorporation to Permit Shareholders to Call Special Meetings

        Currently, our certificate provides that only the chairman of the board, the chief executive officer, a president or the board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of shareholders. In light of recent developments in corporate governance, the board has carefully reviewed the advantages and disadvantages of giving shareholders holding a significant percentage of the outstanding Voting Stock the ability to call special meetings. The board believes that permitting shareholders with at least 25% of the Voting Stock the ability to call a special shareholder meeting is in the best interests of the company and its shareholders since it is increasingly considered an important aspect of good corporate governance. In making this determination, the board considered the benefits of governance stability and avoiding the expense and distraction of a special meeting of shareholders unless there are exceptional circumstances, on the one hand, and the desire of shareholders to be able to call a special meeting where there is meaningful shareholder support for such a meeting, on the other hand. The board also considered the practices of other companies in this regard. The board believes that the 25% threshold is appropriate for the company, as a lower percentage would allow a minority of shareholders to call a special meeting when there is not adequate shareholder support for such a meeting.

        The proposed amendment would amend the certificate to allow shareholders to call special meetings in accordance with the bylaws. Upon shareholder approval of this amendment, the bylaws would be amended by the board to require the company to hold a special meeting if requested by holders of record of at least 25% of the Voting Stock. The text of Section V.B.4 of the certificate as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

  Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, in accordance with the corporation's Bylaws~~. by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, or (iv) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix~~.

        The board believes that the proposed amendment to the certificate is in the best interests of the company and its shareholders, and therefore, unanimously recommends a vote FOR this proposal.

Proposal 3—Amendment to Restated Certificate of Incorporation to Phase Out the Classification of the Board over a Three-Year Period

        Currently, our certificate provides that our board is divided into three classes. One class is elected each year for a three-year term. There are currently three Class I directors, three Class II directors, and four Class III directors. In light of recent developments in corporate governance, the board has carefully reviewed the advantages and disadvantages of declassifying the board and has determined that a classified board is no longer in the best interests of the company and its shareholders since it is increasingly considered to be inconsistent with good corporate governance. In making this determination, the board considered the benefits of greater governance continuity and stability and the benefits of an annual election of all directors. The board believes that our shareholders should have the opportunity to vote on the election of all directors each year. However, the board also believes that declassification should be accomplished gradually, in part, so that no director's term of office is shortened. The board also considered the practices of other companies in this regard.

        The board unanimously approved the amendment for the purpose of eliminating the current three-tiered classification effective as of the 2015 annual meeting. If the shareholders approve this amendment, the current classification system will be phased out over three years:

  (i)
  the Class II directors elected at the 2012 annual meeting will serve a three-year term and stand for re-election at the 2015 annual meeting for a one-year term;

  (ii)
  the Class III director elected at the 2012 annual meeting will serve a one-year term and stand for re-election with the rest of the Class III directors at the 2013 annual meeting for a one-year term;

  (iii)
  the Class III directors elected at the 2010 annual meeting will serve out their current three-year term and will stand for re-election together with the Class III director elected at the 2012 annual meeting at the 2013 annual meeting for a one-year term;

  (iv)
  the Class I directors elected at the 2011 annual meeting will serve out their current three-year term and will stand for re-election at the 2014 annual meeting for a one-year term; and

  (v)
  the Class III directors elected at the 2013 annual meeting will serve a one-year term and will stand for re-election at the 2014 annual meeting for a one-year term.

        At and after the 2015 annual meeting, all directors will be elected to a one-year term and the board will no longer be classified.

        In addition, pursuant to this action, our certificate would be amended to make certain ancillary changes to reflect the declassification of our board as of the 2015 annual meeting. At present, because our board is classified, the certificate provides, consistent with Delaware law, that directors are removable only "for cause." The amendment provides that subsequent to the 2015 annual meeting, any or all directors may be removed by shareholders "with or without cause" upon the requisite vote of the Voting Stock.

        The proposed changes to the relevant paragraphs of Section V.A.2 and V.A.3 of the certificate are set forth below with additions indicated by underlining and deletions by strike out:

          (2)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent possible, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing, (a) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a three-year term expiring at the 2015 annual meeting of stockholders; (b) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; (c) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (d) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of Delaware.

          Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (3)   Subject to the rights of the holders of any series of Preferred Stock, (i) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, no director shall be removed without cause and (ii) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, ~~Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time~~ in each case, ~~with cause~~ by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote generally at an election of directors (the "Voting Stock").

        The board believes that the proposed amendments to the certificate are in the best interests of the company and its shareholders, and therefore, unanimously recommends a vote FOR this proposal.

 PROPOSAL 4
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under the Dodd-Frank Act, the company's shareholders are entitled to vote on the compensation of the company's named officers. Pursuant to that rule, we are requesting shareholder approval of the compensation of our named officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the SEC's rule setting forth executive compensation disclosure requirements (which disclosure includes the 2011 Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative disclosure).

        This proposal, which is commonly known as say on pay, is an advisory vote. As such, this proposal is not binding upon the company. However, the compensation committee and board value the opinions expressed by shareholders on executive compensation matters, and will take the outcome of this vote into consideration when making future compensation decisions for its named officers. In light of the voting results from the 2011 annual meeting and the Board of Directors' recommendation in the proxy statement for the 2011 annual meeting that such vote occur annually, the Board of Directors had decided that it is in the best interests of Hospira and its shareholders for Hospira to hold an annual advisory vote on the compensation of our named executive officers. Hospira will continue to hold annual advisory votes until Hospira's Board of Directors decides to hold the next shareholder advisory vote on the frequency of advisory votes on the compensation of our named executive officers.

        We describe our executive compensation program in detail in the section captioned "2011 Compensation Discussion and Analysis." As highlighted in that section, the goal of our executive compensation program is to align the interests of our shareholders for long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For the reasons stated in the "2011 Compensation Discussion and Analysis," we believe that our compensation policies and procedures are successful in encouraging a culture of pay for performance and in aligning compensation with the long-term interests of shareholders.

        Over the last several years, the compensation committee has adopted practices or enhanced its executive compensation program to align executive compensation with the long-term interests of shareholders. For a description of the compensation committee's actions, see the sections captioned "Committee Actions in 2011" and "Compensation Best Practices" in the "2011 Compensation Discussion and Analysis—Executive Summary." Furthermore, the compensation committee considered the results of the 2011 shareholder advisory vote on executive compensation, in which more than 95% of the votes cast supported the company's executive compensation. These voting results strongly communicated our shareholders' endorsement of the committee's decisions and policies to date. The committee values this endorsement and made relatively few changes to the compensation programs in 2011.

        For the reasons described herein, the board of directors recommends that shareholders vote FOR the following resolution:

  "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 2011 Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

 PROPOSAL 5
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The audit committee of our board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our auditors. The audit committee appointed Deloitte & Touche LLP to serve as our auditors for 2012. Deloitte & Touche LLP has served as our auditors since 2004.

        Although the audit committee has sole authority to appoint auditors, it is seeking the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2012. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2012, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

        Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

        The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2012.

 ACCOUNTING MATTERS

Fees to Independent Registered Public Accountants

        We incurred the following fees for services performed by Deloitte & Touche LLP for 2010 and 2011.

Audit Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the integrated audit of our 2010 and 2011 consolidated annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q and statutory and regulatory filings, acquisition-related procedures, review of documents filed with the SEC and certain accounting consultations in connection with the audits were $4,603,135 for 2010 and $4,138,775 for 2011.

Audit-Related Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, including due diligence services, accounting consultations and reviews, and other assurance services and not included in the audit fees listed above under "Audit Fees" were $18,820 for 2010 and $285,000 for 2011.

Tax Fees

        The audit committee of our board of directors has determined that our auditor can provide certain tax services without impairing its independence. Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning were $213,000 for 2010 and $117,600 for 2011.

All Other Fees

        The audit committee of our board of directors may approve permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor. Deloitte & Touche LLP did not perform services that would be characterized as "all other services" for 2010 or 2011.

Pre-Approval Policy

        The audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor prior to commencement of services. Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. Ms. Bowles, the audit committee chair, has been delegated authority to pre-approve such services and these pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        Management is responsible for Hospira's internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on (1) management's assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report on Form 10-K with Hospira's management and Deloitte & Touche LLP.

        The committee has discussed and reviewed with the company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended. The committee has discussed and reviewed the results of Deloitte & Touche LLP's examination of the financial statements with and without management present.

        The committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described above under the captions "Audit Fees," "Audit Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the independence of the independent auditors.

        Management completed its documentation, testing and evaluation of the adequacy of Hospira's system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The committee was apprised of the progress of the evaluation by both management and the independent registered accounting firm, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the committee its report on the effectiveness of Hospira's internal control over financial reporting. The committee also received the report from the independent registered accounting firm on management's assessment of Hospira's internal control over financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Hospira's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Barbara L. Bowles, Chair Irving W. Bailey, II William G. Dempsey Mark F. Wheeler

 OTHER INFORMATION

        Hospira has been named as a defendant in a lawsuit alleging generally that the spin-off of Hospira from Abbott Laboratories resulted in a mass termination of employees so as to interfere with the future attainment of benefits in violation of the Employee Retirement Security Act of 1974 ("ERISA"). The lawsuit was filed on November 8, 2004, in the United States District Court for the Northern District of Illinois, and is captioned: Myla Nauman, Jane Roller and Michael Loughery v. Abbott Laboratories and Hospira, Inc. Plaintiffs generally seek reinstatement in Abbott benefit plans, disgorgement of profits and attorneys fees. By Order dated December 30, 2005, the Court granted class action status to the lawsuit. As to the sole claim against Hospira, the court certified a class defined as: "all employees of Abbott who were participants in the Abbott Benefit Plans and whose employment with Abbott was terminated between August 22, 2003 and April 30, 2004, as a result of the spin-off of the HPD [Hospital Products Division]/creation of Hospira announced by Abbott on August 22, 2003, and who were eligible for retirement under the Abbott Benefit Plans on the date of their terminations." Solely as a result of the court's ruling and not as a result of any action taken by them, Mr. Begley and Mr. Smith, each of whom were eligible to retire from Abbott as of the time of the spin-off, are members of the class certified by the court against Hospira. Trial of this matter has concluded. On April 22, 2010, the court issued a ruling in favor of Hospira and Abbott on all counts. Plaintiffs appealed that verdict. On February 3, 2012, the United States Court of Appeals for the Seventh Circuit issued its opinion upholding the trial court's verdict in favor of Hospira and Abbott.

        Hospira and three of its current or former corporate officers are defendants in two lawsuits that allege violations of the Securities and Exchange Act of 1934. The cases are City of Sterling Heights General Employees' Retirement System, Individually and on behalf of all others similarly situated vs. Hospira, Inc., F. Michael Ball, Thomas E. Werner and Christopher B. Begley, filed November 21, 2011 and pending in the United States District Court for the Northern District of Illinois; and IUE-CWA Local 475 Pension Plan, Individually and on behalf of all others similarly situated vs. Hospira, Inc., F. Michael Ball, Thomas E. Werner and Christopher B. Begley, filed December 9, 2011 and pending in the United States District Court for the Northern District of Illinois. Both lawsuits allege, generally that the defendants issued materially false and misleading statements regarding Hospira's financials and business prospects and failed to disclose material facts affecting Hospira's financial condition. Both lawsuits allege a class period from March 24, 2009 (the announcement of Project Fuel) through October 17, 2011 (Hospira announced preliminary financial results for Q3 2011 on October 18, 2011). The lawsuits seek class action status and damages including interest, attorneys' fees and costs.

        Hospira has been named as a nominal defendant in three shareholder derivative lawsuits which name as defendants certain Hospira executives and members of Hospira's Board of Directors. The cases are: Robert J. Casey, II, Derivatively on Behalf of Hospira, Inc. v. Christopher B. Begley, F. Michael Ball, Thomas E. Werner, Sumant Ramachandra, Ron Squarer, Terrence C. Kearney, John C. Staley, Irving W. Bailey, II, Connie R. Curran, Mark F. Wheeler, Barbara L. Bowles, Roger W. Hale, Jacque J. Sokolov, Heino von Prondzynski, Ronald A. Matricaria and Brian J. Smith and Hospira, Inc. (Nominal Defendant), filed in December 2011 in the United States District Court for the Northern District of Illinois; Lori Ravenscroft Geare, Derivatively on Behalf of Hospira, Inc. v. F. Michael Ball, Thomas E. Werner, Christopher B. Begley, Irving W. Bailey, II, Jacque J. Sokolov, Barbara L. Bowles, Roger W. Hale, John C. Staley, Connie R. Curran, Heino von Prondzynski, Mark F. Wheeler, Terrence C. Kearney and Brian J. Smith and Hospira, Inc. (Nominal Defendant) also filed in December 2011 in the United States District Court for the Northern District of Illinois; and Charles L. Currie and Cheryl E. Currie v. Christopher B. Begley, Irving W. Bailey, II, Roger W. Hale, F. Michael Ball, Barbara L. Bowles, Connie R. Curran, Heino von Prondzynski, William G. Dempsey, Jacque J. Sokolov, M.D., John C. Staley, Mark F. Wheeler, M.D., Thomas E. Werner, Terrence C. Kearney, Ronald Squarer and Sumant Ramachandra, M.D. and Hospira, Inc. (Nominal Defendant), filed in December 2011 in the Circuit Court of Kane County, Illinois. In general terms, these lawsuits allege breaches of fiduciary duties by the individual defendants and seek damages, purportedly on behalf of Hospira.

 OTHER BUSINESS

        The board of directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS

        Our corporate governance guidelines require board review prior to entering into related person transactions. The board has adopted written policies and procedures with respect to its review of related person transactions. Those procedures are described below.

        The board must approve any transaction over $120,000 in which the company is a participant and a related person has a direct or indirect material interest. Related persons include directors, executive officers, significant shareholders, their immediate family members and associated entities of these persons.

        If, at any time, we or any of our executive officers or directors become aware of any relationship or potential relationship with a related person, we notify the board and review the facts of that relationship at the next meeting. We annually conduct a review with our executive officers and directors to determine if there are any such relationships, and our executive officers and directors are required to disclose any such relationships to us on an ongoing basis.

        We monitor any known relationships with related persons for changes in facts and circumstances to determine if any such relationships should be re-submitted to the board. Any interested director, including a director whose immediate family member is involved in the transaction, may not participate in the review of any such transaction. The board may delegate the authority to approve related person transactions to any of its independent committees. Hospira did not have any related person transactions in 2011 requiring board approval under this policy.

 OTHER SHAREHOLDER INFORMATION

Shareholder Proposals for the 2013 Annual Meeting

        Under the rules of the SEC, if a shareholder would like to submit a proposal for possible inclusion in the proxy materials for our 2013 annual meeting, the proposal must be received by our corporate secretary on or prior to November 23, 2012. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

        Our bylaws set forth certain procedures that shareholders must follow in order to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. The bylaws require that notice of an intention to nominate a person for director or to bring an item of business before an annual meeting must be received in writing by our corporate secretary not less than 90 days and not more than 120 days prior to the anniversary date of the preceding annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2013 annual meeting must be received by our corporate secretary no earlier than January 9, 2013 and no later than February 8, 2013. The notice must contain the information required by our bylaws, including information about the shareholder making the proposal or nomination, certain persons associated with such shareholder, and the nominee and/or the item of business.

        We will provide a copy of our bylaws to any shareholder free of charge upon written request to our corporate secretary. All submissions to, or requests from, our corporate secretary must be in writing and should be addressed to:

        Hospira Deputy General Counsel and Secretary

        Hospira, Inc.

        275 North Field Drive

        Department NLEG, Building H1

        Lake Forest, Illinois 60045

General

        Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of our shareholders may vote their shares by telephone or the Internet. Shareholders should follow the instructions provided in the Notice, or if you request printed copies of the materials by mail, complete and return the proxy card in the envelope provided to you. Shareholders who vote by telephone or the Internet do not need to return a proxy card.

By order of the board of directors.

Royce Bedward
 Secretary

 Appendix A

RESTATED CERTIFICATE OF INCORPORATION
OF
HOSPIRA, INC.

        Hospira, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        The corporation was originally incorporated under the name ABC 2003 Newco, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 16, 2003. A Certificate of Amendment to the original Certificate of Incorporation, changing the name of the corporation from ABC 2003 Newco, Inc. to Hospira, Inc., was filed with the Secretary of State of the State of Delaware on December 12, 2003.

        This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

        This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of this Corporation such that the text of the Certificate of Incorporation shall read in its entirety as follows:

I.

        The name of this corporation is Hospira, Inc.

II.

        The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

        A.    This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is four hundred fifty million (450,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Fifty million (50,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).

        B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.

          (1)   The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (2)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent possible, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing, (a) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a three-year term expiring at the 2015 annual meeting of stockholders; (b) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; (c) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (d) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of Delaware.

          Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (3)   Subject to the rights of the holders of any series of Preferred Stock, (i) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, no director shall be removed without cause and (ii) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause ~~Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time~~, in each case,~~with cause~~ by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote generally at an election of directors (the "Voting Stock").

          (4)   Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

        B.

          (1)   Subject to paragraph (g) of Section 42 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal the Bylaws.

          (2)   The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          (3)   No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders by written consent.

          (4)   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, in accordance with the corporation's Bylaws ~~by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, or (iv) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix~~.

          (5)   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

        A.    A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        A.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

        The Form of Certificate of Designations of Series A Junior Participating Preferred Stock which the corporation filed with the Secretary of State of the State of Delaware on April 30, 2004, as set forth on Exhibit A attached hereto, is incorporated into this Restated Certificate of Incorporation.

        In Witness Whereof, this Restated Certificate of Incorporation has been executed by an authorized officer of the corporation on this [    ]~~th~~ day of [    ] 2012.

Hospira, Inc.
Name: Royce Bedward
Title: Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: HOSPIRA, INC. M41578-TBD HOSPIRA, INC. 275 N. FIELD DRIVE LAKE FOREST, IL 60045 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Nominees: Nominee: Proposals — The Board of Directors recommends that you vote FOR the following: 1a. Barbara L. Bowles 1d. William G. Dempsey 1b. Roger W. Hale 1. Election of three Class II Directors: Election of one Class III Director: A 1c. John C. Staley For address changes and/or comments, please check this box and write them on the back where indicated. B Non-Voting Items Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. C 3. To approve an amendment to our Restated Certificate of Incorporation to phase out the classification of the board over a three-year period. 2. To approve an amendment to our Restated Certificate of Incorporation to permit shareholders to call special meetings. 4. Advisory resolution to approve executive compensation. 5. To ratify the appointment of Deloitte & Touche LLP as auditors for Hospira for 2012. The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain For Against Abstain

M41579-TBD Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. 2012 Annual Meeting of Shareholders Wednesday, May 9, 2012, 9:00 a.m. Eastern Time Ritz-Carlton Pentagon City 1250 South Hayes Street Arlington, Virginia Present this card or the notice regarding the internet availability of proxy materials at the entrance to the meeting room and a government-issued picture identification is required. From Ronald Reagan Washington National Airport Follow Route 1 North/Crystal City. Take the 15th Street/Pentagon City exit. Turn left onto 15th Street. Travel three blocks. Turn right onto South Hayes Street. The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom. From Dulles International Airport Follow I-66 East. Take Exit 75 (Route 110 South). Continue past the Pentagon. Take the exit marked Route 1 South (Crystal City). Take the 15th Street/Pentagon City Exit. Turn right onto 15th Street and continue three blocks. Turn right onto South Hayes Street. The Ritz-Carlton, Pentagon City is located on the left, adjacent to Nordstrom. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Proxy — Hospira, Inc. PROXY SOLICITED ON BEHALf OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2012 AT 9:00 A.M., EASTERN TIME Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia The undersigned appoints F. Michael Ball and Brian J. Smith and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Hospira, Inc., to be held on May 9, 2012, and at any adjournment thereof and to vote in accordance with the instructions on the reverse side, all shares of common stock of Hospira, Inc. which the undersigned is entitled to vote. If the undersigned is a participant in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, the undersigned also authorizes the trustee of the plan to vote any shares of Hospira, Inc. common stock credited to the undersigned's account under such plan at the 2012 Annual Meeting of Shareholders, in accordance with the instructions on the reverse side. INSTRUCTIONS: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3, 4 and 5 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting. IMPORTANT: PLEASE SIGN AND DATE THE BACK OF THE CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR TELEPHONE OR INTERNET VOTING. PLEASE VOTE YOUR PROXY CARD TODAY! (Items to be voted appear on reverse side.) IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETATCH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

OWNERSHIP OF OUR STOCK
PROPOSAL 1 ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
2011 COMPENSATION DISCUSSION AND ANALYSIS
Aggregate NEO Stock Value - vs - HSP TSR
Hospira Performance Incentive Plan (PIP) Measures
EXECUTIVE COMPENSATION Summary Compensation Table
Grants of Plan-Based Awards During 2011
Outstanding Equity Awards at December 31, 2011
Option Exercises and Stock Vested During 2011
2011 Pension Benefits
2011 Non-Qualified Deferred Compensation
PROPOSALS 2 - 3 AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 4 ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
PROPOSAL 5 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ACCOUNTING MATTERS
REPORT OF THE AUDIT COMMITTEE
OTHER INFORMATION
OTHER BUSINESS
POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS
OTHER SHAREHOLDER INFORMATION
Appendix A
RESTATED CERTIFICATE OF INCORPORATION OF HOSPIRA, INC.
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VI.
VII.